UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No.     )
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UAL Corporation

(Name of Registrant as Specified in Its Charter)

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April 24, 2009

Dear Fellow Owner:

On behalf of the Board of Directors, I am pleased to invite you to the 2009 Annual Meeting of Stockholders of UAL Corporation. A notice of the 2009 Annual Meeting and Proxy Statement follow. Please read the enclosed information and our 2008 Annual Report carefully before voting your proxy. The 2008 Annual Report is available for viewing at http://www.envisionreports.com/uaua.

I am pleased to inform you that you have three ways to vote your proxy. We encourage you to use the first option, vote by Internet.

1.	VOTE BY INTERNET at http://www.envisionreports.com/uaua

2.	VOTE BY PHONE by dialing 1-800-652-8683

3.	VOTE BY MAIL by signing and dating your proxy card and returning it in the postage paid envelope

Your vote is important. Please take a moment now to vote, even if you plan to attend the meeting, and thank you for your continued support of United Airlines.

Sincerely,

Glenn F. Tilton

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 11, 2009

DATE:	Thursday, June 11, 2009
TIME:	9:00 a.m.
PLACE:	United Airlines Education & Training Center 1200 E. Algonquin Road Elk Grove Village, Illinois 60007

MATTERS TO BE VOTED ON:

1.       Election of the following members of the Board of Directors:

–	Ten directors, to be elected by holders of Common Stock

–	One ALPA director, to be elected by the holder of Class Pilot MEC Junior Preferred Stock

–	One IAM director, to be elected by the holder of Class IAM Junior Preferred Stock

2.       Ratification of the appointment of the independent registered public accountants for 2009

3.       Any other matters that may be properly brought before the meeting.

Paul R. Lovejoy
Senior Vice President,
General Counsel and Secretary

Chicago, Illinois
April 24, 2009

PROXY STATEMENT

General Information

This Proxy Statement is furnished to you by our Board of Directors in connection with the solicitation of your proxy to be voted at the Annual Meeting of Stockholders to be held on Thursday, June 11, 2009, at 9:00 a.m. at the United Airlines Education & Training Center, 1200 E. Algonquin Road, Elk Grove Village, IL 60007. This Proxy Statement is being made available to you on approximately April 24, 2009. “We”, “our”, “us”, “UAL” and the “Company” refers to UAL Corporation.

Notice and Access

The Company will use the Notice and Access model providing for electronic delivery of the proxy materials and annual report to stockholders. The use of Notice and Access generates significant cost savings for the Company. In lieu of paper copies of the proxy statement and other materials, you will receive a notice with instructions for accessing the proxy materials online. If you follow the instructions on the notice, you will be able to review the proxy materials and annual report and cast your vote online. If you still wish to receive a copy of the proxy materials, please follow the instructions on the notice for requesting paper or email copies.

Voting Rights and Proxy Information

How do I vote?

--	Vote by Internet

You can vote via the Internet by logging onto http://www.envisionreports.com/uaua and following the prompts using your six digit control number located on your meeting notice or proxy card. This vote will be counted immediately and there is no need to send in your proxy card.

--	Vote by Telephone

The telephone voting procedure is simple and fast. Dial 1-800-652-8683 and listen for further directions. You must have a touch-tone phone in order to respond to the questions. This vote will be counted immediately and there is no need to send in your proxy card.

--	Vote by Proxy Card

Shares eligible to be voted, and for which a properly signed proxy card is returned, will be voted in accordance with the instructions specified on the proxy card.

You can save our Company money if you use the vote by Internet or telephone options.

How are my shares voted if I do not indicate how to vote on the proxy card?

If no instructions are indicated, your shares will be voted FOR the election of each of the nominees for director and FOR the ratification of the selection of the independent registered public accountants.

Who is entitled to vote?

You are entitled to vote if our records show that you held your shares at the close of business on April 13, 2009. This date is known as the “record date” for determining who receives notice of the meeting and who is entitled to vote.

The following chart shows the number of shares of each class of our voting stock outstanding as of the record date, the number of holders of each class as of the record date entitled to vote at the meeting, the votes per share for each class for all matters on which the shares vote, and the class of directors the class is entitled to elect. The aggregate number of votes to which each class is entitled is equal to the number of shares outstanding of each respective class.

	Shares	Holders of	Votes per	Voting for
Title of Class	Outstanding	Record	Share	Directors

				Class elects
Common Stock	143,933,590	1,457	1	10 directors

Class Pilot				Class elects
MEC Junior	1	1 (ALPA-MEC)	1	1 ALPA director
Preferred Stock

Class IAM Junior				Class elects
Preferred Stock	1	1(IAM)	1	1 IAM director

What classes of stock vote for which matter and what is the vote required?

The holders of common stock and the Class Pilot MEC and Class IAM Junior Preferred Stock will vote together as a single class on all items at the Annual Meeting except the election of directors. The presence in person or by proxy of the holders of a majority of the total voting power of the shares of all the classes outstanding on the record date is necessary to constitute a quorum at the meeting for all items of business other than the election of directors.

The presence in person or by proxy of the holders of a majority of the total voting power of the outstanding shares entitled to vote on the election of a particular class of director(s) is necessary to constitute a quorum at the meeting for voting on that matter.

Under the Delaware General Corporation Law and our Bylaws, provided a quorum is present, (1) the affirmative vote of the holders of the shares of capital stock representing a plurality of the votes present in person or by proxy at the meeting and entitled to be cast on the matter will be required to elect the directors to be elected by the applicable class of capital stock and (2) the affirmative vote of the holders of the shares of capital stock representing a majority of the votes present in person or by proxy at the meeting and entitled to be cast on the matter will be required to approve any other matters.

How do abstentions and broker non-votes work?

Abstentions will have the effect of a vote against the matters presented for a vote of the stockholders (other than the election of directors). This is because abstaining shares are considered present and unvoted, which means they have the same effect as votes against the matter. Abstentions have no effect on the election of directors. Broker non-votes will be counted for purposes of establishing a quorum but will otherwise have no effect on the outcome of the vote on any of the matters presented for your vote.

How does the proxy voting process work?

If the proxy card is voted properly by using the Internet or telephone procedures specified or is properly dated, signed and returned by mail, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated by it. Our Board does not know of any matters, other than as described in this notice of Annual Meeting and Proxy Statement, which are to come before the Annual Meeting. If a proxy is given, the persons named in the proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the meeting for action, including any proposal to adjourn or concerning the conduct of the meeting.

If a quorum is not present at the time the Annual Meeting is convened for any particular purpose, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the meeting with the vote of the stockholders then present. The persons named in the proxy may vote any shares of capital stock for which they have voting authority in favor of an adjournment.

How do I revoke a proxy?

Any proxy may be revoked by the person giving it at any time before it is voted. We have not established any specified formal procedure for revocation. A proxy may be revoked by a later proxy delivered using the Internet or telephone voting procedures or by written notice mailed to the Corporate Secretary prior to the Annual Meeting. If you hold your shares through an intermediary, you should follow their instructions as to how you can revoke a proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a holder of common stock in attendance may request a ballot and vote in person, which revokes a prior granted proxy.

How are proxies being solicited and who pays solicitation expenses?

Proxies are being solicited by the Board of Directors on behalf of the Company. All expenses of the solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by use of mails, proxies may be solicited by our directors, officers and employees in person or by telephone or other means of communication. These individuals will not be additionally compensated, but may be reimbursed for out-of-pocket expenses associated with solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of common stock and voting preferred stock held of record, and we may reimburse these individuals for their reasonable expenses. To help assure the presence in person or by proxy of the largest number of stockholders possible, we have engaged Georgeson Inc., a proxy solicitation firm, to solicit proxies on our behalf. We are paying Georgeson a proxy solicitation fee of $8,500 and will reimburse them for reasonable out-of pocket costs and expenses.

What do I need to get into the Annual Meeting?

Admittance is limited to UAL stockholders. The following procedures have been adopted to ensure that UAL’s stockholders can check in efficiently when entering the meeting.

--	Stockholders of Record

If you are a stockholder of record on April 13, 2009, you (or your duly appointed proxy holder) are entitled to attend the meeting. If you are a registered stockholder or you own shares through a UAL 401(k) plan, there is an admission ticket located on your meeting notice or proxy card. You will be asked to present the admission ticket and valid picture identification to obtain admittance to the meeting.

If you are a record holder (or a record holder’s duly appointed proxy) and you do not have an admittance ticket with you at the meeting, you will be admitted upon verification of ownership at the stockholder’s registration desk. Please be prepared to present valid picture identification.

--	Stockholders through Intermediaries

Persons who own stock through brokers, trustees, plans or in “street name” and not directly through ownership of stock certificates are considered beneficial owners. Beneficial owners of record on April 13, 2009 can obtain admittance at the stockholder’s registration desk by presenting evidence of common stock ownership. This evidence could be a legal proxy from the institution that is the record holder of the stock, or your most recent bank or brokerage firm account statement that includes the record date, along with valid picture identification. Please note that in order to vote at the meeting, beneficial owners must present the legal proxy from the record holder.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Except where you withhold authority, your proxy will be voted at our 2009 Annual Meeting of Stockholders or any adjournments or postponements FOR the election of the nominee(s) named below for a term of one year and until his or her successor is duly elected and qualified. Incumbent directors will hold office until the Annual Meeting and until their successors are elected and qualified, subject to the director’s earlier death, retirement or removal. Our Board of Directors expects all nominees named below, all of whom currently serve on our Board of Directors, to be available for election.

Directors to be Elected by Common Stock

Ten directors are to be elected by the holders of common stock. Each director has served continuously since the date of his or her appointment. The principal occupations for the past five years and other directorships held by the nominees are set forth below. If a nominee unexpectedly becomes unavailable before election, proxies from holders of common stock may be voted for another person designated by the Board or the appropriate Board committee as required by our charter. No persons other than our directors are responsible for the naming of nominees.

		(1) Principal Occupation		Director
Nominee		(2) Directorships	Age	Since
Richard J. Almeida	(1)	Retired Chairman and Chief Executive Officer of Heller Financial, Inc. (commercial finance and investment company) (1995–2001).	66	2006
	(2)	Director, Corn Products International.

Mary K. Bush	(1)	President of Bush International (global consulting firm) (1991–present).	61	2006
	(2)	Director, Discover Financial Services, ManTech International Corporation, Marriott International and the Pioneer Family of Mutual Funds.

W. James Farrell	(1)	Retired Chairman and Chief Executive Officer of Illinois Tool Works, Inc. (manufacturing and marketing of engineered components) (1995–2006).	67	2001
	(2)	Director, Allstate Insurance Company, Abbott Laboratories and 3M Company.

Walter Isaacson	(1)	President and Chief Executive Officer of The Aspen Institute (international education and leadership institute) (2003–present).	56	2006

Robert D. Krebs	(1)	Retired Chairman of Burlington Northern Santa Fe Corporation (transportation) (2000–2002).	66	2006

Robert S. Miller	(1)	Executive Chairman (2005–present) and Chief Executive Officer (2005–2006) of Delphi Corporation (global supplier of vehicle electronics, transportation components and integrated systems that filed for protection under federal bankruptcy laws on October 8, 2005); Non-Executive Chairman of the Board of Federal Mogul Corporation (auto parts supplier that filed for protection under federal bankruptcy laws on October 1, 2001) (2004–2005).	67	2003
	(2)	Director, Symantec Corporation.

James J. O’Connor	(1)	Retired Chairman and Chief Executive Officer of Unicom Corporation (holding company) (1994–1998) and its wholly owned subsidiary, Commonwealth Edison Company (1980–1998) (supplier of electricity).	72	1984
	(2)	Director, Armstrong World Industries, Inc., Corning, Incorporated and Smurfit-Stone Container Corporation.

		(1) Principal Occupation		Director
Nominee		(2) Directorships	Age	Since
Glenn F. Tilton	(1)	Chairman, President and Chief Executive Officer of UAL Corporation (holding company) and its wholly owned subsidiary United Air Lines, Inc. (air transportation) (2002–present).	61	2002
	(2)	Director, Abbott Laboratories.

David J. Vitale	(1)	Senior Advisor to the Chief Executive Officer of the Chicago Public Schools (2007–2008) and Chief Administrative Officer of the Chicago Public Schools (2003–2007) (education).	62	2006
	(2)	Director, DNP Select Income Fund, Inc., DTF Tax-Free Income Inc. and Duff & Phelps Utility and Corporate Bond Trust.

John H. Walker	(1)	Chief Executive Officer of Global Brass and Copper (copper manufacturer and distributor) (2007–present); Chief Executive Officer and President of the Boler Company (transportation manufacturer) (2003–2006).	51	2002
	(2)	Director, Delphi Corporation and Nucor Corporation.

Directors to be Elected by Other Classes of Stock

The following classes of directors are to be elected by the holders of certain classes of our stock other than common stock. THE HOLDERS OF COMMON STOCK DO NOT VOTE ON THE ELECTION OF THESE DIRECTORS. Each nominee was previously elected or appointed by the holders of the applicable class of our stock and has served continuously as a director since the date of his or her first election or appointment. If a nominee unexpectedly becomes unavailable before election, or we are notified that a substitute nominee has been selected, votes will be cast pursuant to the authority granted by the proxies from the respective holder(s) for the person who may be designated as a substitute nominee.

ALPA Director—Elected by Class Pilot MEC Junior Preferred Stock

One ALPA director (as defined in our charter) is to be elected by the United Airlines Pilots Master Executive Council of the Air Line Pilots Association, International (the “ALPA-MEC”), the holder of our Class Pilot MEC Junior Preferred Stock. The ALPA-MEC has nominated and intends to re-elect Stephen A. Wallach as the ALPA director.

			Director
Nominee	Principal Occupation	Age	Since
Stephen A. Wallach	Master Chairman of ALPA-MEC (Air Line Pilots Association) (2008–present); Captain, United Boeing 747-400 (1991–present).	54	2008

IAM Director—Elected by Class IAM Junior Preferred Stock

One IAM director (as defined in our charter) is to be elected by the International Association of Machinists and Aerospace Workers (the “IAM”), the holder of our Class IAM Junior Preferred Stock. The IAM has nominated and intends to re-elect Stephen R. Canale as the IAM director.

			Director
Nominee	Principal Occupation	Age	Since
Stephen R. Canale	Retired President and Directing General Chairman of the IAM District Lodge 141 (International Association of Machinists and Aerospace Workers) (1999–2008).	64	2002

CORPORATE GOVERNANCE

The business and affairs of the Company are managed by or under the direction of the Board of Directors. Our Board of Directors held a total of 18 meetings in 2008. All directors attended 75 percent or more of the Board meetings and committee meetings of which they were members. Members of the Board of Directors are expected to attend the Annual Meeting of Stockholders absent exceptional cause.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines, which are available on the Company’s website www.united.com by following the links “Investor Relations—Governance,” and selecting “Corporate Governance Guidelines.”

Director Independence

The Board of Directors made a determination that all of the current members of the Board are “independent” other than Messrs. Canale, Tilton and Wallach under the corporate governance rules of the NASDAQ Global Select Market (“Nasdaq”) with the assistance of the categorical standards adopted by the Board in the UAL Corporation Corporate Governance Guidelines (see below). Messrs. Tilton and Wallach are not independent because each is an employee of United Air Lines, Inc., a wholly owned subsidiary of UAL Corporation (“United”), and Mr. Canale is a retired employee of United. There are no family relationships among the executive officers or the directors of the Company.

The Board has established these categorical standards to assist it in determining whether a director has any direct or indirect material relationship with the Company. A director is independent if, within the three years preceding the determination:

•	the director was not an employee of the Company and none of the director’s immediate family members was an executive officer of the Company;

•	the director, and each immediate family member of the director, did not receive any compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the (1) director, and each immediate family member of the director, was not a partner of a firm that is the internal or external auditor of the Company, (2) the director was not a current employee of the firm, (3) the director did not have an immediate family member who was a current employee of the firm and who participated in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (4) the director, and each immediate family member, was not within the last three years a partner or employee of the firm and personally worked on the Company’s audit within that time;

•	the director, and each immediate family member of the director, was not employed as an executive officer of another company where any of the Company’s executive officers at the same time serves or served on the other company’s compensation committee;

•	the director was not an affiliate, executive officer or employee of, and each immediate family member of the director was not an affiliate or executive officer of, another company that makes payments to, or receives payments from, the Company for property or services in an amount that, in any of the last three fiscal years accounted for at least two percent (2%) or $1 million, whichever is greater, of such other company’s consolidated gross revenues;

•	the director, and each immediate family member of the director, was not an affiliate or executive officer of another company which was indebted to the Company, or to which the Company was indebted, where the total amount of indebtedness (to and of the Company) exceeded two percent (2%) of the total consolidated assets of such other company or the Company;

•	the director, and each immediate family member of the director, was not an officer, director or trustee of a charitable organization where the Company’s (or an affiliated charitable foundation’s) annual charitable contributions to such charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues; and

•	the director has not been a party to a personal services contract with the Company, the Chairman, any executive officer of the Company or any affiliate of the Company.

For purposes of these categorical standards, (i) an “immediate family member” of a director includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such director’s home and (ii) an “affiliate” includes a general partner of a partnership, a managing member of a limited liability company or a stockholder of a corporation controlling more than 10% of the voting power of the corporation’s outstanding common stock and (iii) the “Company” means UAL Corporation and its direct and indirect subsidiaries.

The Board will annually review all relationships between the Company and its outside directors and publicly disclose the Board’s determination as to the independence of the outside directors.

Executive Sessions of Non-Management Directors

The non-management directors of the Company meet regularly outside the presence of the management directors (no less frequently than semiannually). The non-management directors designate a Lead Director who is the non-management director to preside over each non-management director executive session. Mr. O’Connor has been designated the Lead Director by the Board of Directors.

Communications with the Board

Stockholders and other interested parties may contact the UAL Board of Directors as a whole, or any individual member, by one of the following means: (1) writing to the UAL Board of Directors, UAL Corporation, c/o the Corporate Secretary’s Office—HDQLD, 77 W. Wacker Drive, Chicago, IL 60601; or (2) by emailing the UAL Board at UALBoard@united.com.

Stockholders may communicate to the Board on an anonymous or confidential basis. The UAL Board has designated the General Counsel and the Corporate Secretary’s Office as its agents for receipt of communications. All communications will be received, processed and initially reviewed by the Corporate Secretary’s Office. The Corporate Secretary’s Office generally does not forward communications that are not related to the duties and responsibilities of the Board, including junk mail, service complaints, employment issues, business suggestions, job inquires, opinion surveys and business solicitations. The Corporate Secretary’s Office maintains all communications and they are all available for review by any member of the Board at his or her request.

The Lead Director is promptly advised of any communication that alleges management misconduct or raises legal, ethical or compliance concerns about Company policies and practices. The Lead Director receives periodic updates from the Corporate Secretary’s Office on other communications from stockholders and he determines which of these communications to review, respond to or refer to another member of the Board.

Code of Ethics

The Company has adopted a code of business conduct and ethics for directors, officers (including UAL’s principal executive officer, principal financial officer and principal accounting officer or controller) and employees. The “Code of Business Conduct” is available on the Company’s website www.united.com by following the links “Investor Relations—Governance” and selecting “Code of Conduct.”

Nominations for Directors

As described below, our Nominating/Governance Committee identifies and recommends for nomination individuals qualified to be Board members, other than directors appointed by holders of preferred stock of the Company. The Committee identifies directors through a variety of means, including suggestions from members of the Committee and the Board and suggestions from Company officers, employees and others. The Committee may retain a search firm to identify director candidates for Board positions (other than those elected by holders of shares of preferred stock of the Company). In addition, the Committee considers nominees for director positions suggested by stockholders.

Holders of common stock may submit director candidates for consideration (other than those elected by holders of shares of preferred stock of the Company) by writing to the Chairman of the Nominating/Governance Committee, c/o the Corporate Secretary’s Office—HDQLD, UAL Corporation, 77 W. Wacker Drive, Chicago, IL 60601. Stockholders must provide the recommended candidate’s name, biographical data and qualifications.

A candidate for election as a director of the Board (other than those elected by holders of shares of preferred stock of the Company) should possess a variety of characteristics. Candidates for director positions recommended by stockholders must be able to fulfill the independence standards established by the Board as set forth above under “Director Independence” and as set forth in the Company’s Corporate Governance Guidelines, which are available at www.united.com. The Board seeks independent directors from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. A candidate for director should have experience in positions with a high degree of responsibility and be selected based upon contributions they can make to the Board and upon their willingness to devote adequate time and effort to Board responsibilities. In making this assessment, the Committee will consider the number of other boards on which the candidate serves and the other business and professional commitments of the candidate.

The candidate should also have the ability to exercise sound business judgment to act in what he or she reasonably believes to be in the best interests of the Company and its stockholders. No candidate shall be eligible for election or reelection as a director if at the time of such election he or she is 73 or more years of age.

Submissions of candidates who meet the criteria for director nominees approved by the Board will be forwarded to the Chairman of the Nominating/Governance Committee for further review and consideration. The Committee reviews the qualifications of each candidate and makes a recommendation to the full Board. The Committee considers all potential candidates in the same manner and by the same standards regardless of the source of the recommendation and acts in its discretion in making recommendations to the full Board. The invitation to join the Board (other than with respect to any director who is elected by the shares of preferred stock of the Company) is extended by the entire Board through the Chairman of the Board or the Chairman of the Nominating/Governance Committee.

Committees of the Board

The Board of Directors has Audit, Executive, Finance, Human Resources, Nominating/Governance and Public Responsibility Committees. The Human Resources Committee has a Human Resources Subcommittee as described below. The Audit Committee, Finance Committee, Human Resources Subcommittee and the Nominating/Governance Committee are comprised solely of independent directors. Below is a chart showing current committee membership and a summary of the functions performed by the committees during 2008.

COMMITTEE MEMBERSHIP
HUMAN
							HUMAN		RESOURCES		NOMINATING/		PUBLIC
	AUDIT		EXECUTIVE		FINANCE		RESOURCES		SUBCOMMITTEE		GOVERNANCE		RESPONSIBILITY
Richard J. Almeida	X						X		X
Mary K. Bush	X												X
Stephen R. Canale							X						X
W. James Farrell			X		X		X	*	X	*	X
Walter Isaacson			X		X						X		X	*
Robert D. Krebs	X		X		X	*							X
Robert S. Miller	X												X
James J. O’Connor			X		X		X		X		X	*
Glenn F. Tilton			X	*
David J. Vitale	X	*	X		X		X		X
John H. Walker	X						X		X
Stephen A. Wallach							X						X

Key:	X = Current Committee Assignment
* = Chairman

Audit Committee

UAL Corporation has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met seven times during 2008 and is comprised of six independent members as independence is defined by applicable listing standards of the Nasdaq. The Board of Directors of UAL Corporation has determined that each of the Audit Committee members is an audit committee financial expert as defined by SEC rules. The Audit Committee has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations—Governance” and selecting “Committees—Audit Committee.”

The Audit Committee is responsible for the oversight of (1) the integrity of the Company’s financial statements, the accounting and financial reporting processes and audits of the financial statements, and adequacy of the Company’s system of disclosure controls and internal controls for financial reporting, (2) the Company’s compliance with legal and regulatory requirements and ethical standards, (3) the outside auditors’ qualifications and independence, and (4) the performance of the Company’s internal audit function and outside auditors. The Audit Committee provides an open avenue of communication between the outside auditors, the internal auditors, management and the Board. The Audit Committee also prepares an audit committee report as required by the SEC, which is set forth on page 43 under “Audit Committee Report.”

Executive Committee

The Executive Committee met twice during 2008 and has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations—Governance,” and selecting “Committees—Executive Committee.” The Executive Committee is authorized to exercise the powers, subject to certain limitations, of the Board in the management of the business and affairs of the Company, excluding any powers granted by the Board, from time to time, to any other committee of the Board.

Finance Committee

The Finance Committee met six times during 2008 and has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations—Governance,” and selecting “Committees—Finance Committee.” Each member of the Finance Committee is independent as defined by applicable listing standards of the Nasdaq. The Finance Committee is responsible for, among other things, the review of capital plans and budgets, cash management plans and activities, new business opportunities, financial transactions and proposed issuances of securities.

Human Resources Committee and Subcommittee

The Human Resources Committee met once during 2008 and has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations—Governance,” and selecting “Committees—Human Resources Committee.” The Human Resources Committee is responsible for the review of significant labor relations and human resources strategies of the Company.

The Company also has a Human Resources Subcommittee (the “Subcommittee”), which is comprised of five of the seven members of the Human Resources Committee. Each member of the Subcommittee is independent as defined by applicable listing standards of the Nasdaq. The Subcommittee met eight times in 2008 and does not have a separate charter.

Subcommittee Role in Determining Executive Compensation

The Subcommittee serves the role of a traditional compensation committee. The Subcommittee is responsible for (1) oversight of the administration of the Company’s compensation plans (other than plans covering only directors of the Company), including the equity-based plans and executive compensation programs of the Company, (2) evaluation and establishment of the compensation of the executive officers of the Company, and (3) review of the adequacy of the compensation plans of the subsidiaries of the Company in which the designated senior officers of the Company’s subsidiaries participate. The Subcommittee also reviews and makes recommendations to the Board with respect to the adoption (or submission to stockholders for approval) or amendment of such executive compensation plans and all equity-based plans. Furthermore, the Subcommittee exercises the powers and performs the duties, if any, assigned to it from time to time under any compensation or benefit plan of the Company or any of its subsidiaries.

The Subcommittee performs a review, at least annually, of the goals and objectives for the CEO as set by the Nominating/Governance Committee and applies them to the Nominating/Governance Committee’s review of the CEO’s performance. The Subcommittee has the sole authority to set the CEO’s compensation based on this evaluation. The Subcommittee also reviews and approves at least annually the compensation of each other executive officer of the Company and the designated senior officers of its subsidiaries. With respect to executive compensation, the Subcommittee oversees the annual performance evaluation process of the executive officers of the Company (other than the CEO).

The Subcommittee has delegated to the CEO the interpretative authority under the UAL Corporation Management Equity Incentive Plan (the MEIP) and the UAL Corporation 2008 Incentive Compensation Plan (the ICP) for interpretations and determinations relating to the grant of stock awards to eligible participants other than executive officers of the Company, and the modification of the terms of a participant’s award following termination of employment. Additionally, the CEO makes recommendations to the Subcommittee regarding compensation of the officers who report directly to him. His recommendations are based on input from the Senior Vice President—Human Resources and the Subcommittee’s independent compensation consultant. The Subcommittee has the authority to review, approve and revise these recommendations as it deems appropriate.

The Subcommittee has the sole authority to retain and terminate any compensation consultant hired to assist in the evaluation of the compensation of the CEO, other officers of the Company and the designated senior officers of the Company’s subsidiaries, including sole authority to approve compensation consultant fees and other terms of engagement. It has the authority, without having to seek Board approval, to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors as it deems advisable.

The Subcommittee has engaged Hewitt Associates LLC (“Hewitt”) to advise the Subcommittee on executive compensation matters. Upon request by the Subcommittee, Hewitt reviews certain compensation practices, including base salaries, short and long term incentive programs, and various other compensation matters, and makes recommendations consistent with market trends and data and applicable technical and regulatory considerations, while reinforcing the Company’s compensation philosophy and strategy. The scope of Hewitt’s engagement includes the following: (1) preparation for and attendance at Subcommittee meetings and select Board of Director and management meetings; (2) assistance with the review, design, and market prevalence of executive compensation, non-executive compensation or benefit programs; (3) ongoing support with respect to regulatory and accounting considerations impacting executive compensation and benefit programs; and (4) performance of competitive market pay analyses to ascertain each officer’s position relative to the comparator group market median for base salary, annual incentive and long-term incentive levels, including Total Compensation Measurementtm studies, proxy data studies, dilution analyses and market trends. Hewitt has been directed to work with Company management to prepare the appropriate data, materials and proposals for the Subcommittee.

Nominating/Governance Committee

All of the members of the Nominating/Governance Committee are independent as defined by applicable listing standards of the Nasdaq. The Committee met five times during 2008 and has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations—Governance,” and selecting “Committees—Nominating/Governance Committee.”

The Nominating/Governance Committee is responsible for, among other things, (1) identification and recommendation for nomination individuals qualified to be Board members, other than directors appointed by holders of preferred stock of the Company, (2) development, recommendation and periodic review of Corporate Governance Guidelines for the Company and oversight of corporate governance matters,

(3) evaluation of the performance of the Chief Executive Officer of the Company and coordination of CEO searches, (4) coordination of an annual evaluation of the Board and (5) making recommendations with respect to director compensation. In discharging its duties, the Nominating/Governance Committee has the authority to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Nominating/Governance Committee can form and delegate authority to subcommittees.

The Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other terms of engagement. Furthermore, it has the authority, without Board approval, to obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors as it deems advisable.

Nominating/Governance Committee Role in Recommending Director Compensation

The Nominating/Governance Committee makes recommendations to the Board regarding the form and amount of director compensation. It administers the compensation plans for directors of the Company. The Nominating/Governance Committee has not delegated any authority with respect to director compensation matters, and no executive officer plays a role in determining the amount of director compensation. The Human Resources Subcommittee’s compensation consultant, Hewitt, has advised the Nominating/Governance Committee with respect to director compensation matters. These matters include, among other things, a review and market analysis of board of director pay and benefits.

Public Responsibility Committee

The Public Responsibility Committee met four times during 2008 and has adopted a written charter, which is available at www.united.com by following the links “Investor Relations—Governance” and selecting “Committees—Public Responsibility Committee.” The Public Responsibility Committee is responsible for (1) the review and recommendation to the Board of the Company’s policies and positioning with respect to social responsibility and public policy, including those that relate to safety (including workplace safety and security) and the environment; political and governmental policies; consumer affairs; civic activities and business practices that impact communities in which the Company does business; and charitable, political, social and educational organizations, (2) oversight of management’s identification, evaluation and monitoring of the social, political and environmental trends, issues and concerns, domestic and international, that affect or could affect the Company’s reputation, business activities and performance or to which the Company could make a meaningful contribution and (3) the review and recommendation to the Board concerning the Company’s general philosophy regarding diversity, including as it relates to Company policies and practices in areas other than employee diversity.

Human Resources Subcommittee Interlocks and Insider Participation

Mr. Canale and Captain Wallach serve on the Human Resources Committee, but not the Human Resources Subcommittee. Captain Wallach is an employee of United and Mr. Canale retired from employment with United during 2008. Captain Wallach is the Chairman of the ALPA-MEC and an officer of ALPA. ALPA and the Company are parties to a collective bargaining agreement for our pilots represented by ALPA. Mr. Canale is the retired President and Directing General Chairman of the IAM District Lodge 141. The IAM and the Company are parties to collective bargaining agreements for our ramp and stores, public contact employees, food service, security officers, maintenance instructors, fleet technical instructors and Mileage Plus employees represented by the IAM.

No interlocking relationship existed during 2008 between the Company’s Board of Directors or Human Resources Subcommittee and the board of directors or compensation committee of any other company.

Certain Relationships and Related Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors recognizes that transactions between the Company and certain related persons present a heightened risk of conflicts of interest. In order to ensure that the Company acts in the best interest of its stockholders, the Board has adopted a written policy for the review and approval of any Related Party Transactions (as defined below). It is the policy of the Company not to enter into any Related Party Transaction unless the Audit Committee (or in instances in which it is not practicable to wait until the next Audit Committee meeting, the Chair of the Audit Committee) approves the transaction or the transaction is approved by a majority of the Company’s disinterested directors. In reviewing a proposed transaction, the Audit Committee must (i) satisfy itself that it has been fully informed as to the Related Party’s relationship and interest and as to the material facts of the proposed transaction and (ii) consider all of the relevant facts and circumstances available to the Committee. After its review, the Audit Committee will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and its stockholders.

As set forth in the policy, a “Related Party Transaction” is a transaction or series of related transactions involving a Related Party that had, has, or will have a direct or indirect material interest and in which the Company is a participant, other than:

•	a transaction with a Related Party involving less than $120,000;

•	a transaction involving compensation of directors otherwise approved by the Board or an authorized committee of the Board;

•	a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or special supplemental benefit of an executive officer otherwise approved by the Board or an authorized committee of the Board;

•	a transaction available to all employees generally or to all salaried employees generally;

•	a transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	a transaction in which the interest of the Related Party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis; or

•	a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

For purposes of this definition, Related Party includes (i) an executive officer or director of the Company, (ii) a nominee for director of the Company, (iii) a 5% shareholder of the Company, (iv) an individual who is an immediate family member of an executive officer, director, nominee for director or 5% shareholder of the Company or (v) an entity that is owned or controlled by a person listed in (i), (ii), (iii) or (iv) above or in which any such person serve as an executive officer or general partner or, together with all other persons specified in (i), (ii), (iii) or (iv) above, owns 5% or more of the equity interests thereof.

Related Party Transactions

The Company did not enter into any Related Party Transactions (as defined above) during 2008.

BENEFICIAL OWNERSHIP OF SECURITIES

Certain Beneficial Owners

The following table shows the number of shares of our voting securities owned by any person or group known to us as of April 13, 2009, to be the beneficial owner of more than 5% of any class of our voting securities.

Name and Address of	Title of	Amount and Nature	Percent of
Beneficial Owner	Class	of Ownership	Class
FMR LLC(1) 82 Devonshire Street Boston, MA 02109	Common Stock	19,583,387	15.00%
Bank of America Corporation, NB Holdings Corporation, Bank of America, NA and certain affiliates(2)	Common Stock	17,866,324	13.96%
100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255
Impala Asset Management LLC(3) 134 Main Street New Caanan, CT 06840	Common Stock	12,284,199	10.56%
Capital World Investors(4) 333 South Hope Street Los Angeles, CA 90071	Common Stock	10,670,070	8.10%
LMM LLC and Legg Mason Capital Management, Inc., (filing as a group)(5)	Common Stock	9,327,089	7.24%
100 Light Street Baltimore, MD 21202
United Airlines Pilots Master Executive Council, Air Line Pilots Association, International(6)	Class Pilot MEC Junior	1	100%
6400 Shafer Court, Suite 700 Rosemont, IL 60018	Preferred Stock
International Association of Machinists and Aerospace Workers(6)	Class IAM Junior	1	100%
District #141 900 Machinists Place Upper Marlboro, MD 20722	Preferred Stock

(1)	Based on Schedule 13G/A (Amendment No. 2) filed on February 17, 2009 in which FMR LLC (successor to FMR Corporation) reported sole voting power for 804,045 shares and sole dispositive power for 19,583,387 shares.

(2)	Based on Schedule 13G/A (Amendment No. 5) filed on February 13, 2009 in which Bank of America Corporation reported shared voting power for 17,722,206 shares and shared dispositive power for 17,866,324 shares, NB Holdings Corporation reported shared voting power for 15,578,717 shares and shared dispositive power for 15,722,835 shares, and Bank of America, NA reported sole voting power for 4,712,432 shares, shared voting power for 10,026,585 shares, sole dispositive power for 4,712,432 shares and shared dispositive power for 10,170,703 shares.

(3)	Based on Schedule 13G/A (Amendment No. 2) filed on February 14, 2008 in which Impala Asset Management LLC reported shared voting power and shared dispositive power for 12,284,199 shares.

(4)	Based on Schedule 13G/A (Amendment No. 1) filed on February 12, 2009 in which Capital World Investors reported sole voting power for 8,385,470 shares and sole dispositive power for 10,670,070 shares.

(5)	Based on Schedule 13G/A (Amendment No. 1) filed on February 17, 2009 in which LMM LLC reported shared voting power and shared dispositive power for 6,105,000 shares and Legg Mason Capital Management, Inc. reported shared voting power and shared dispositive power for 3,222,089 shares

(6)	Shares of Class Pilot MEC and Class IAM stock elect one ALPA and IAM director, respectively, and have one vote on all matters submitted to the holders of common stock other than the election of directors.

Directors and Executive Officers

The following table shows the number of shares of our voting securities owned by our named executive officers, our directors, and all of our executive officers and directors as a group as of April 13, 2009. The person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse.

		Amount and Nature		Percent of
Name of Beneficial Owner	Title of Class	of Ownership		Class
Richard J. Almeida	Common Stock	10,000			*
Mary K. Bush	Common Stock	6,000			*
Stephen R. Canale	Common Stock	0			*
W. James Farrell	Common Stock	10,000			*
Walter Isaacson	Common Stock	10,000			*
Robert D. Krebs	Common Stock	10,000			*
Paul R. Lovejoy	Common Stock	198,588	(1)		*
Peter D. McDonald	Common Stock	87,799	(2)		*
Kathryn A. Mikells	Common Stock	70,062	(3)		*
Robert S. Miller	Common Stock	10,000			*
James J. O’Connor	Common Stock	10,000			*
John P. Tague	Common Stock	293,236	(4)		*
Glenn F. Tilton	Common Stock	633,708	(5)		*
David J. Vitale	Common Stock	10,000			*
John H. Walker	Common Stock	6,000			*
Stephen A. Wallach	Common Stock	11			*
Directors and Officers as a Group (16 persons)	Common Stock	1,365,404			*

*	Less than 1% of outstanding shares

(1)	Includes 131,196 shares represented by stock options exercisable currently or within 60 days of April 13, 2009.

(2)	Includes 65,799 shares represented by stock options exercisable currently or within 60 days of April 13, 2009.

(3)	Includes 28,848 shares represented by stock options exercisable currently or within 60 days of April 13, 2009.

(4)	Includes 177,967 shares represented by stock options exercisable currently or within 60 days of April 13, 2009.

(5)	Includes 328,800 shares represented by stock options exercisable currently or within 60 days of April 13, 2009.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2008 regarding the number of shares of UAL common stock that may be issued under the Company’s equity compensation plans.

	A	B	C
Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation
	of outstanding options,	outstanding options,	plans (excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column A)
Equity Compensation Plans approved by the Company’s stockholders	4,353,672	$32.80	8,103,788	(1)
Equity Compensation Plans not approved by the Company’s stockholders	—	—	—
Total(2)	4,353,672	$32.80	8,103,788

(1)	Includes 61,889 shares available under the Director Equity Incentive Plan (the “DEIP”) and 8,041,899 shares available under the 2008 Incentive Compensation Plan.

(2)	In addition to the amounts in the above table the Company has issued 1,430,675 restricted shares which are not vested as of December 31, 2008. These nonvested, restricted shares are included in the number of outstanding shares at December 31, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Such executive officers, directors and beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons. Based on the Company’s records, we believe that all Section 16(a) reporting requirements related to the Company’s directors and executive officers were timely fulfilled during 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company has three key stakeholders - our customers, employees and investors. Our management strives to make decisions that balance the needs of all of these stakeholders. At least annually, we review the Company’s strategic objectives and financial plans with the interests of these three stakeholders in mind. During 2008, there were also significant changes to our leadership team. As part of certain organizational changes, Peter D. McDonald took on the role of Executive Vice President and Chief Administrative Officer and John P. Tague assumed the role of Executive Vice President and Chief Operating Officer in May 2008. In addition, the Board of Directors appointed Kathryn A. Mikells to succeed Frederic F. Brace as Chief Financial Officer upon Mr. Brace’s retirement on October 31, 2008.

This Compensation Discussion and Analysis explains the material elements of the 2008 compensation of our named executive officers and illustrates how compensation decisions are made to drive performance against our aspirations with our customers, employees and investors in mind.

Objectives and Principles of Our Executive Compensation Program

The principal objectives of our executive compensation program are:

•	To support our business strategy and objectives;

•	To drive the creation of stockholder value; and

•	To attract, retain and appropriately reward executives in line with market practices.

We strive to meet these objectives by utilizing the principles listed below to design, develop and implement each component of our executive compensation program:

•	Significant portions of compensation should be tied to our performance. Significant portions of the compensation of our executives is tied both to the achievement of our key operational, customer and financial performance goals and to the value of our stock. We believe that this aligns the compensation of our executives with both the success of our business strategy and objectives as well as the returns realized by our stockholders.

•	Significant portions of our executives’ compensation should be at risk. Because we are committed to the long-term success of our business, we want our executives to focus on our overall strategic plan and generating returns for all our stakeholders. We have designed a substantial portion of our compensation program to include a significant portion of “at risk” compensation, which includes both variable cash compensation and equity awards. Because we believe that the proportion of “at risk” compensation should rise as an employee’s level of responsibility increases, we have designed our executive compensation to be biased toward equity and performance based compensation in order to directly align management’s interests with those of our stockholders and to help ensure retention of our management.

•	Compensation should reflect the practices of our general industry comparator group. In setting compensation for 2008, we examined the practices of companies in a general industry comparator group that is representative of the size (in revenues), scope and complexity of United’s global business operations. The comparator group was approved by the Human Resources Subcommittee, which we refer to as the Subcommittee or the HRSC, in July 2007 and analysis based on this comparator group was first employed in setting 2008 compensation. The general industry comparator group includes the following large, complex, multinational organizations that are representative of those the Company competes with for executive talent.

– 3M Company	– Johnson Controls, Inc.
– Alcoa Inc.	– Kellogg Company
– AMR Corporation	– Kimberly-Clark Corporation
– Anheuser-Busch Companies Inc.	– Lockheed Martin Corporation
– Archer-Daniels-Midland Company	– Marriott International, Inc.
– The Boeing Company	– McDonald’s Corporation
– Burlington Northern Santa Fe Corporation	– Northrop Grumman Corporation
– Caterpillar Inc.	– Paccar Inc.
– Colgate-Palmolive Company	– PepsiCo, Inc.
– ConAgra Foods, Inc.	– PPG Industries, Inc.
– Deere & Company	– Raytheon Company
– The Dow Chemical Company	– Sara Lee Corporation
– E. I. du Pont de Nemours & Company	– Textron Inc.
– Emerson Electric Co.	– Union Pacific Corporation
– FedEx Corporation	– United Parcel Service, Inc.
– General Dynamics Corporation	– Weyerhaeuser Company
– General Mills, Inc.	– Whirlpool Corporation
– Honeywell International Inc.	– Xerox Corporation
– Illinois Tool Works Inc.

The comparator group covers a broad spectrum of industries because we believe that our senior executives have skills that are transferable across industries, and utilizing this comparator group to assist us in making compensation decisions allows us to better attract, retain and appropriately reward our executives

•	Compensation decisions should consider internal pay equity and individual performance. We examine internal pay equity as part of our compensation review process. We also evaluate and consider the individual’s performance during the year. The review process, which is conducted by Mr. Tilton with respect to executive officers who report directly to him, takes into account the skills of each executive and the competitive marketplace for the executive’s skills, as well as the performance, scope of responsibilities and potential of the individual executive.

•	Officers should have a financial stake in our success. As described in greater detail below, we have adopted stock ownership guidelines that require executive officers, including the named executive officers, to hold at least 25% of the aggregate number of restricted shares granted to them under the 2006 Management Equity Incentive Plan (the “MEIP”) after the shares have become vested. In addition, the Company’s Securities Trading Policy prohibits speculative and derivate trading and short selling by all officers. We believe these requirements effectively create for each officer an ongoing personal financial stake in our success, align the interests of our officers and stockholders and motivate officers to maximize stockholder value.

Subcommittee Role and Management Participation in Setting Executive Compensation

The Subcommittee is responsible for overseeing the administration of the Company’s executive compensation program. For more information on the Subcommittee, please read the discussion above under “Corporate Governance—Committees of the Board—Human Resources Committee and Subcommittee—Subcommittee Role in Determining Executive Compensation.” In addition, Mr. Tilton makes recommendations to the Subcommittee regarding each element of compensation for each of the executive officers other than himself. His recommendations are based on input from the Senior Vice President-Human Resources and Hewitt Associates, the Subcommittee’s outside compensation consultant. His recommendations also take into account the Company’s overall performance, the individual officers’ performance, and internal and external equity considerations, including pay level as compared to the market. The Subcommittee has the authority to review, approve and revise these recommendations as it deems appropriate.

Our Executive Compensation Program

There are several elements of our executive compensation program. We believe that these elements of compensation collectively support the objectives of our executive compensation program and encourage both our short-term and long-term success. For 2008, the Subcommittee targeted total compensation, which consists of base salary, annual and long-term incentive compensation, at market median with an emphasis on variable and at-risk components. This general principle was applied in setting the total compensation for each of the named executive officers. In addition, the Subcommittee considered other factors such as internal pay equity, retention and performance or contributions by particular executives.

•	Base salary. A portion of each executive’s compensation is in the form of an annual base salary, which is an important element of the total rewards package necessary to attract and retain high-performing employees. A variety of factors are considered in determining base salary, including marketplace practices, internal equity considerations, individual performance and the Company’s overall performance. In June 2008, the Subcommittee reviewed and approved new base salaries for each of our named executive officers at that time based on general industry conditions and an analysis of market practice by position. In addition, the Subcommittee focused on the Company’s overall performance during 2007 and the collective role of the executive officers in driving that performance. At the request of Mr. Tilton, the Subcommittee determined not to increase Mr. Tilton’s base salary in 2008 or 2009.

In connection with her promotion from the position of Vice President - Investor Relations to the position of Senior Vice President and Chief Financial Officer, the Subcommittee reviewed Ms. Mikells’ base salary, annual incentive opportunity and long term incentive compensation. After reviewing her total pay in light of her experience and relative to the compensation of other chief financial officers in the Company’s general industry comparator group with a similar scope of responsibilities, the Subcommittee approved an increase in all three components in order to increase Ms. Mikells’ total compensation to a more appropriate level. Thus, Ms. Mikells’ base salary was increased to $525,000 effective November 1, 2008.

In March 2009, the Subcommittee concurred with Mr. Tilton’s recommendation not to increase the base salary of any of the named executive officers.

•	Short-term incentive compensation. Through much of 2008, the Company covered virtually all employees, including the named executive officers, under a short-term cash incentive plan referred to as the Success Sharing Plan. The Success Sharing Plan reflected an agreement between the Company and representatives of the union-represented employees that all employees should focus on achieving the same set of short-term operational and financial performance goals. For additional information on the Success Sharing Plan and objectives, please see “Narrative to 2008 Summary Compensation Table and Grants of Plan-Based Awards Table—Short Term Incentive Awards.”

In connection with her promotion to Senior Vice President and Chief Financial Officer, the Subcommittee increased Ms. Mikells’ annual incentive award opportunity to 60% of annual base salary effective November 1, 2008. Please refer to the discussion above under “Base salary” for additional information regarding the Subcommittee’s decision to increase Ms. Mikells annual incentive award opportunity. The incentive opportunities of the other named executive officers remained the same.

In determining the actual incentive awards for each named executive officer for 2008, the Subcommittee considered the performance of the enterprise against the key objectives and the individual contributions and performance of each of the named executive officers, as well as each individual’s level of total cash compensation versus market median levels for his or her position. Applying these principles, the Subcommittee approved the following awards for 2008: Mr. Tilton received $695,640; Ms. Mikells received $325,000; Messrs. McDonald and Tague each received $450,000; and Mr. Lovejoy received $250,000. Mr. Brace received a pro-rated award of $315,513 in accordance with the terms of his separation agreement.

In December 2008, the Company adopted the 2009 Annual Incentive Plan (the “AIP”) to replace the Success Sharing Plan with respect to performance periods beginning on or after January 1, 2009. As part of the strategic planning during 2008, the Board of Directors and management agreed upon five core performance imperatives designed to run the business and drive results against aspirations. We refer to this aspect of our strategic plan as “Focus on Five,” and it reinforces the principle that results are proof of our performance, and compensation should be tied to tangible performance results. The AIP will provide performance-based cash incentive compensation opportunities to all salaried and management employees and certain union groups, and is aligned with the Company’s Focus on Five core performance imperatives.

•	Profit sharing. The Company maintains an annual profit sharing plan (the “Profit Sharing Plan”), which is intended to align our employees’ interests with our profitability and to reward employees based, in part, on our profitability. Under our Profit Sharing Plan, if we have more than $10 million in adjusted pre-tax earnings for any year, 15% will be distributed to the employees, including our named executive officers, pro rata based on employees’ base salaries. Because the Company did not have more than $10 million in earnings for 2008, the Company did not make any profit sharing payments to employees.

•	Long-term incentive compensation. In June 2008, UAL’s Board of Directors and stockholders approved the 2008 Incentive Compensation Plan (the “ICP”). The ICP provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted share awards, restricted stock units, performance compensation awards, performance units, cash incentive awards and other equity-based and equity-related awards to attract, retain, motivate and reward eligible participants. The ICP replaced the MEIP, which was automatically terminated with respect to future grants and otherwise replaced and superseded by the ICP.

The Company did not make any general grants under the MEIP or the ICP during 2008; however the Subcommittee did make individual grants of long-term incentive awards in the ordinary course for events such as hirings and promotions. In connection with Ms. Mikells’ promotion to Senior Vice President and Chief Financial Officer in November 2008, the Subcommittee approved a grant under the ICP consisting of 30,000 shares of restricted stock and 50,000 options with an exercise price of $16.59. As described above under “Base salary,” this award was part of an overall increase in compensation approved by the Subcommittee in order to bring Ms. Mikells’ compensation more in line with the total compensation of other chief financial officers with similar levels of responsibility. The Subcommittee also approved a grant to Mr. Tague in June 2008 in connection with his promotion to Chief Operating Officer and in recognition of his increased scope of responsibility in that new position. The grant was made under the MEIP and consisted of 13,000 shares of restricted stock and 62,000 options with an exercise price of $7.22.

In March 2009, the Subcommittee approved a general grant under the ICP for certain management employees, including the named executive officers, effective April 1, 2009. The grant included cash and equity-based incentive awards that will vest over three years, and consisted of approximately 2.4 million stock options and 1.7 million restricted stock units in the aggregate for all participants. During 2009, we will also continue to make individual grants of long-term incentive awards in the context of events such as hirings, promotions or other events.

•	Recoupment of earned awards. In the event that our financial results are restated due to material noncompliance with any financial reporting requirement under the securities laws as a result of the Company’s misconduct, we would require, in compliance with the Sarbanes-Oxley Act, the chief executive officer and the chief financial officer to reimburse us for any incentive-based or equity-based compensation and any profits from the sale of our securities received during the 12-month period following the date the financial statements that were subject to restatement were issued.

•	Severance benefits. Consistent with marketplace practices, the Company has adopted an Executive Severance Plan that provides certain payouts to our named executive officers, other than Messrs. Tilton and McDonald, in the event of certain terminations of employment. The Company has entered into employment agreements with Messrs. Tilton and McDonald that provide for certain payouts in the event of termination of employment, as described below. Please refer to “Other Potential Post-Employment Payments” below for a detailed discussion of all potential severance benefits.

We believe that providing executives with a defined severance program allows the executive to focus on the issues at hand, knowing that should severance occur, they will be treated fairly and consistently. Our Executive Severance Plan provides for severance amounts that we believe are consistent with current market practice, and is an important component of the compensation package required to attract and retain top caliber talent in senior leadership roles.

–	Retirement Agreement with Mr. Brace. The Company entered into a separation agreement with Mr. Brace in October 2008 that governs much of the compensation Mr. Brace will receive in connection with his retirement. In recognition of Mr. Brace’s long tenure and significant contributions to the Company, we agreed to provide Mr. Brace with certain benefits in addition to those to which he was entitled under the Executive Severance Plan described above. The terms of the agreement are described below under “Other Potential Post-Employment Payments—Retirement Agreement with Mr. Brace.”

•	Other compensation items

–	Employment Agreements with Messrs. Tilton and McDonald. We have entered into employment agreements with Messrs. Tilton and McDonald, which govern much of the compensation each officer receives. As part of the organizational changes that occurred in May 2008, Mr. McDonald was appointed Executive Vice President and Chief Administrative Officer and the Company entered into an amendment to the employment agreement with Mr. McDonald to ensure his continued employment with the Company in this new role. The agreements are discussed below under “Narrative to 2008 Summary Compensation Table and Grants of Plan-Based Awards Table.”

–	Perquisites. Our named executive officers receive perquisites that we believe fall within observed competitive practices for companies of similar size. Please refer to the “Explanation of All Other Compensation Disclosure” for additional information regarding perquisites.

–	Defined Contribution Retirement Benefits. We provide retirement benefits, through a tax qualified 401(k) plan and an excess 401(k) benefit cash plan, to all of our non-union employees, including the named executive officers.

–	Payments in the Event of a Change in Control. In addition to the severance benefits provided for under the Executive Severance Plan, the MEIP and the ICP provide that upon a change in control of the Company, awards held by plan participants, including named executive officers, will become fully vested and nonforfeitable. Mr. Tilton’s and Mr. McDonald’s employment agreements also provide for certain payouts in the event of a change in control, as described below under “Other Potential Post-Employment Payments.”

For more information on each of these compensation items, please refer to “Narrative to 2008 Summary Compensation Table and Grants of Plan-Based Awards Table” below.

Stock Ownership Guidelines

The Subcommittee adopted stock ownership guidelines in September 2006. The guidelines require executive officers to hold at least 25% of the aggregate number of restricted shares granted to them under the MEIP after the shares have become vested. The measurement date under the guidelines is December 31 of each year, and all executive officers were in compliance as of December 31, 2008. In the event that a named executive officer does not meet the requirement as of a particular measurement date, any future cash incentive awards will be paid to that individual 50% in restricted shares and 50% in cash until the ownership guidelines have been satisfied.

Impact of Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals.

While the tax impact of any compensation arrangement is one factor that might, when relevant, be considered, this impact would be evaluated by the Subcommittee in light of the Company’s overall compensation philosophy and objectives. However, the Subcommittee believes there may be circumstances in which the Company’s and stockholders’ interests may be best served by providing compensation that is not fully deductible and that its ability to exercise discretion outweighs the advantages of qualifying compensation under Section 162(m).

Human Resources Subcommittee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A.

Respectfully submitted,

W. James Farrell, Chairman
Richard J. Almeida
James J. O’Connor
David J. Vitale
John H. Walker

2008 Summary Compensation Table

						Non-Equity
						Incentive Plan	All Other
		Salary	Bonus	Stock	Option	Compensation	Compensation
Name and Principal Position[1]	Year	($)	($)	Awards ($)[2]	Awards ($)[3]	($)[4]	($)[5]	Total ($)
Tilton, Glenn	2008	$850,000	$0	$2,526,417	$2,241,948	$695,640	$157,057	$6,471,062
Chairman, President &	2007	$850,000	$0	$4,708,258	$4,178,118	$422,425	$155,968	$10,314,769
Chief Executive Officer	2006	$687,083	$0	$11,694,640	$10,377,847	$839,028	$210,959	$23,809,557

Brace, Frederic	2008	$532,550	$0	$(870,672)	$(1,376,528)	$315,513	$298,154	$(1,100,983)
Executive Vice President &	2007	$566,082	$0	$2,269,021	$1,672,264	$237,540	$137,410	$4,882,317
Chief Financial Officer	2006	$501,000	$0	$4,677,856	$4,153,664	$654,872	$386,988	$10,374,380

Mikells, Kathryn	2008	$362,500	$0	$152,816	$136,978	$325,000	$40,452	$1,017,746
Senior Vice President & Chief Financial Officer

McDonald, Peter	2008	$754,292	$0	$0	$0	$450,000	$2,989,048	$4,193,340
Executive Vice President &	2006	$542,125	$0	$3,222,040	$5,385,092	$678,600	$3,381,173	$13,209,030
Chief Administrative Officer

Tague, John	2008	$641,404	$0	$1,037,885	$970,587	$450,000	$65,951	$3,165,827
Executive Vice President &	2007	$566,082	$0	$1,883,303	$1,672,264	$237,540	$60,402	$4,419,591
Chief Operating Officer	2006	$501,000	$0	$4,677,856	$4,153,664	$698,122	$88,141	$10,118,783

Lovejoy, Paul	2008	$487,470	$0	$505,283	$447,299	$250,000	$71,956	$1,762,008
Senior Vice President,	2007	$439,915	$0	$941,652	$833,590	$135,902	$59,681	$2,410,740
General Counsel & Secretary

1 This table provides information regarding the Company’s principal executive officer (Mr. Tilton), former principal financial officer (Mr. Brace), current principal financial officer (Ms. Mikells) and the three other most highly compensated executive officers in 2008, as determined in accordance with the applicable SEC disclosure rules. The table also provides information for 2007 and 2006 if the executive officer was included in the Summary Compensation Table for those years. While the amounts reported for Ms. Mikells include total compensation received during 2008, they are not reflective of what she would have received had she served in her current position for the full fiscal year.

2 Amounts disclosed in the Stock Awards column relate to grants of restricted stock made under the MEIP and, with respect to Ms. Mikells, the ICP. The stock awards for Ms. Mikells and Mr. Tague include 30,000 and 13,000 restricted shares, respectively, which were granted to each officer in connection with their respective promotions during 2008. For additional information regarding these special grants, please refer to the “Compensation Discussion and Analysis.” With respect to each restricted stock grant, the amounts disclosed reflect the compensation cost that the Company recognized for financial accounting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) during the applicable year. Generally, FAS 123R requires the full grant-date fair value of a restricted stock award to be amortized and recognized as compensation cost over the service period that relates to the award. Grant-date fair value of the restricted stock awards was determined by multiplying the number of restricted shares awarded by the volume weighted average price of a share of Company stock on the date of grant. As a result of the modification to Mr. Brace’s restricted stock award in September 2008 in connection with his retirement agreement, the Company was required, for purposes of FAS 123R, to revalue the stock awards to their fair value on the date of the modification. A decline in the Company’s stock price since the date of grant resulted in a reduction of the compensation expense attributable to the stock awards and, therefore, the negative number shown in the table.

3 Amounts disclosed in the Option Awards column relate to grants of stock options made under the MEIP and, with respect to Ms. Mikells, the ICP. The option awards for Ms. Mikells and Mr. Tague include 50,000 options that were granted to Ms. Mikells in connection with her promotion to Chief Financial Officer and 62,000 options that were granted to Mr. Tague in connection with his promotion to Chief Operating Officer. With respect to each stock option grant, the amounts disclosed generally reflect the compensation cost that the Company recognized for financial accounting purposes in accordance with FAS 123R. Generally, FAS 123R requires the full grant-date fair value of a stock option award to be amortized and recognized as compensation cost over the service period that relates to the award. Grant-date fair value was determined using a generally accepted option valuation methodology referred to as the Black-Scholes Option Pricing Model. The assumptions used in calculating the grant-date fair value of each stock option award are disclosed in footnotes to the Company’s financial statements that are set forth in the Company’s 2008 Annual Report on Form 10-K. As explained in footnote 2 above, as a result of the modification to Mr. Brace’s option awards in September 2008 in connection with his retirement agreement, the Company was required, for purposes of FAS 123R, to revalue the awards to their fair value on the date of the modification. A decline in the Company’s stock price since the date of grant resulted in a reduction of the compensation expense attributable to the option awards and, therefore, the negative number shown in the table.

4 Amounts disclosed in the Non-Equity Incentive Plan Compensation column for 2008 represent the awards for each named executive officer under the Company’s Success Sharing Program.

5 See following table titled “Explanation of All Other Compensation Disclosure” for details regarding amounts disclosed in the All Other Compensation column for 2008.

Explanation of All Other Compensation Disclosure

		Life
		Insurance
Name and		Premiums	401K	401k
Principal		Paid by	Company	Excess			Tax
Position	Year	Registrant[1]	Contributions	Cash[2]	Perquisites[3]	Other Payments[4]	Gross-Up5	Total
Tilton, Glenn	2008	$14,855	$16,100	$72,970	$39,965	N/A	$13,167	$157,057
Chairman, President & Chief Executive Officer

Brace, Frederic	2008	$4,663	$12,913	$36,213	$20,600	$201,380	$22,385	$298,154
Executive Vice President & Chief Financial Officer

Mikells, Kathryn	2008	$1,138	$15,027	$13,229	N/A	N/A	$11,058	$40,452
Senior Vice President & Chief Financial Officer

McDonald, Peter	2008	$9,611	$18,537	$75,943	$106,848	$2,179,750	$598,359	$2,989,048
Executive Vice President & Chief Administrative Officer

Tague, John	2008	$2,877	$14,375	$39,136	N/A	N/A	$9,563	$65,951
Executive Vice President & Chief Operating Officer

Lovejoy, Paul	2008	$4,326	$14,950	$24,423	$14,381	N/A	$13,876	$71,956
Senior Vice President, General Counsel & Secretary

1 Represents the payment of supplemental life insurance premiums on the named executive officers’ behalf.

2 Represents the payment of Company direct and matching contributions that would have been made to the Company’s 401(k) plan on behalf of the named executive officer in the absence of contribution limits imposed under the Internal Revenue Code.

3 Represents perquisites and other personal benefits received by the named executive officer if the total value for that individual equals or exceeds $10,000. In each case, this column includes air travel on United Airlines and United Express carriers. Mr. Tilton was also provided with the use of a Company car and driver. The incremental cost to the Company relating to Mr. Tilton’s personal use of the Company car and driver in 2008 was $37,623,which represents the cost of fuel as well as a driver related to Mr. Tilton’s non-business use of the Company car. Messrs. Brace, McDonald and Lovejoy were also provided the following perquisites during 2008: reimbursement for financial management advisory service, reimbursement for club membership dues (for Messrs. Brace and McDonald) and a car allowance (for Mr. McDonald). Total amounts paid by the Company for Mr. McDonald’s country club dues were equal to $86,885.

4 Amounts disclosed in the Other Payments column for Mr. Brace represent 2008 payments by the Company pursuant to Mr. Brace’s retirement agreement. See “Other Potential Post-Employment Payments” for additional details regarding Mr. Brace’s retirement agreement. Amounts disclosed for Mr. McDonald represent Company contributions to an irrevocable trust and other payments by the Company in connection with the May 2008 amendment of Mr. McDonald’s employment agreement. Please refer to the “Compensation Discussion and Analysis” and the Narrative to Nonqualified Deferred Compensation Table below for additional details regarding these payments.

5 Represents taxes paid on behalf of all named executive officers with regards to air travel on United Airlines and United Express flights and taxes paid for Mr. McDonald’s secular trust and legal expenses.

Grants of Plan-Based Awards for 2008

						All Other	All Other
						Stock	Options	Exercise	Grant Date
						Awards:	Awards:	or Base	Fair Value
			Estimated Possible Payouts Under			Number of	Number of	Price of	of Stock
		Date of	Non-Equity Incentive Plan Awards[1]			Shares of	Securities	Option	and
	Grant Date	HRSC				Stock or	Underlying	Awards	Option
Name	Total	Action	Threshold ($)	Target ($)	Maximum ($)	Units (#)[2]	Options (#)[3]	($/SH)	Awards
Tilton, Glenn	Annual Payout		$425,000	$850,000	$1,700,000
Chairman, President & Chief Executive Officer

Brace, Frederic	Annual Payout		$226,334	$452,668	$905,335
Executive Vice President & Chief Financial Officer

Mikells, Kathryn	11/3/2008	9/25/2008	n/a	n/a	n/a	30,000	50,000	$16.59	$956,200
Senior Vice President &	Annual Payout		$88,125	$176,250	$352,500
Chief Financial Officer

McDonald, Peter	Annual Payout		$320,574	$641,148	$1,282,296
Executive Vice President & Chief Administrative Officer

Tague, John	6/11/2008	6/11/2008	n/a	n/a	n/a	13,000	62,000	$7.22	$345,580
Executive Vice President & Chief	Annual Payout		$272,597	$545,193	$1,090,387
Operating Officer

Lovejoy, Paul	Annual Payout		$146,241	$292,482	$584,964
Senior Vice President, General Counsel & Secretary

1 Amounts disclosed represent target, threshold and maximum possible payouts under the Company’s Success Sharing Plan (“SSP”) for 2008, before individual performance-based adjustments. As explained in the Compensation Discussion and Analysis, the Company maintains another non-equity incentive plan referred to as the Profit Sharing Plan. The Profit Sharing Plan contains no threshold or maximum payout amounts. Rather, payout amounts relate solely to the level of the Company’s pre-tax earnings (no payouts occur if pre-tax earnings are less than $10 million). Due to the structure of the Profit Sharing Plan, the SEC disclosure rules do not require any disclosure relating to estimated payout levels under the Profit Sharing Plan in the Grants of Plan-Based Awards table.

2 Represents restricted stock awards made to Mr. Tague and Ms. Mikells in connection with their respective promotions during 2008.

3 Represents option awards made to Mr. Tague and Ms. Mikells in connection with their respective promotions during 2008.

Narrative to 2008 Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a description of material factors necessary to understand the information disclosed in the 2008 Summary Compensation Table and the Grants of Plan-Based Awards table. This description is intended to supplement the information included in the Compensation Discussion and Analysis.

Employment Agreement with Mr. Tilton

As a general policy, the Company does not enter into employment agreements with its executive officers or other employees. However, to induce Mr. Tilton to become the Company’s chief executive officer, the Company and Mr. Tilton entered into an employment agreement on September 5, 2002. Mr. Tilton’s agreement has been amended on several occasions, most recently on September 25, 2008, to address the requirements of Section 409A of the Internal Revenue Code. The agreement terminates on September 1, 2011. The following description of Mr. Tilton’s employment agreement reflects the material terms of the agreement which were in effect during fiscal year 2008.

•	Annual base salary. At the time the agreement was entered into, Mr. Tilton’s annual base salary was set at $950,000. After the Company entered bankruptcy, the base salaries of all executive officers, including Mr. Tilton’s, were reduced several times. As a result of these reductions, at the beginning of fiscal year 2006, Mr. Tilton’s annual base salary was approximately $606,000. Under the September 29, 2006 amendment to Mr. Tilton’s agreement, his base salary was increased to $850,000 effective as of September 1, 2006. The Subcommittee annually reviews Mr. Tilton’s base salary and considers salary adjustments as it deems appropriate. Mr. Tilton’s base salary was not adjusted in 2007 or 2008 at his request.

•	Annual bonus. Mr. Tilton is entitled to participate in the Company’s Performance Incentive Plan or other annual bonus plan approved by the Board of Directors. For fiscal year 2008, this meant that Mr. Tilton was covered under the Company’s Success Sharing Plan. Mr. Tilton’s agreement provides that his annual bonus target opportunity will be equal to 100% of annual base salary and a maximum bonus opportunity equal to 200% of annual base salary.

•	Long-term incentive plans. Mr. Tilton is entitled to participate in all long term incentive plans administered by the Company and to receive awards each year under such plans; provided that Mr. Tilton is not entitled to an award in any year in which substantially all other senior executives of the Company do not receive long term incentive awards. Mr. Tilton did not receive any awards under the MEIP or the ICP during 2008.

•	Other benefit arrangements for Mr. Tilton. Mr. Tilton is entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to its senior executives. For fiscal year 2008, this meant that Mr. Tilton participated in or was provided the following: (i) certain health and welfare arrangements which are also provided to all management employees of the Company; (ii) 401(k) plan and excess 401(k) cash benefit plan (Company contributions to the 401(k) plan and payments of excess 401(k) cash benefits are reflected in amounts disclosed in the “All Other Compensation” column and in the footnote to the column); (iii) certain perquisites and supplemental life insurance benefits (which are identified in a footnote to the foregoing referenced column); and (iv) paid vacation benefits consistent with the Company policy for senior executives.

•	Severance benefits. Mr. Tilton is entitled to certain benefits upon qualifying terminations of employment. The extent and nature of these benefits are identified and quantified in the narrative disclosure below entitled “Other Potential Post-Employment Payments.”

•	Restrictive Covenants. Mr. Tilton’s employment agreement contains restrictive covenants that apply following termination of employment with the Company and are described under the narrative disclosure below entitled “Other Post-Employment Payments.”

Employment Agreement with Mr. McDonald

To induce Mr. McDonald to remain with the Company after his receipt of a competitive offer of employment, the Company and Mr. McDonald entered into an employment agreement on September 29, 2006. In addition, the Company and Mr. McDonald entered into an amendment to the agreement on May 15, 2008, in connection with Mr. McDonald’s appointment to the position of Chief Administrative Officer. The term of the agreement expires on October 1, 2010. The following description of Mr. McDonald’s employment agreement reflects the material terms of the agreement which were in effect during the fiscal year, including the terms of the May amendment.

•	Annual base salary. Under the agreement, Mr. McDonald’s annual base salary was set at $700,000 effective as of October 1, 2006. The Committee annually reviews Mr. McDonald’s base salary and considers salary adjustments as it deems appropriate.

•	Annual bonus. Mr. McDonald is entitled to participate in the Company’s Performance Incentive Plan or other annual bonus plan approved by the Board of Directors. For fiscal year 2008, this meant that Mr. McDonald was covered under the Company’s Success Sharing Plan. Mr. McDonald’s agreement provides that his annual bonus target opportunity under the Success Sharing Plan will be equal to no less than 85% of his then current annual base salary for any fiscal year.

•	Long-term incentive plans. Mr. McDonald is entitled to participate in all long term incentive plans administered by the Company and to receive awards each year under such plans; provided that Mr. McDonald is not entitled to an award in any year in which substantially all other senior executives of the Company do not receive long term incentive awards. Pursuant to the employment agreement, Mr. McDonald agreed to the cancellation and forfeiture of (i) all shares of restricted stock that were granted to Mr. McDonald on February 2, 2006 pursuant to the MEIP, other than those shares that vested on August 1, 2006 and on February 1, 2007, and (ii) all stock options that were granted to Mr. McDonald in February 2006 pursuant to the MEIP and that were scheduled to vest on February 1, 2008. Mr. McDonald did not receive any awards under the MEIP or the ICP during 2008.

•	Retention payment. In consideration for the above-referenced cancellation of previously awarded stock options and restricted stock, Mr. McDonald’s agreement to be bound by certain restrictive covenants and as an inducement to enter into the employment agreement with the Company, Mr. McDonald became eligible to receive a retention payment (“Retention Payment”) in an amount equal to $2.6 million in 2006. The Company funded the Retention Payment by making a $2.6 million contribution in 2006 to an irrevocable trust (“Trust”) under which Mr. McDonald (or his estate) is the sole beneficiary. In addition, in connection with the May 2008 amendment, the Company agreed to make an additional contribution to the Trust in the amount of $820,000 in consideration for Mr. McDonald’s continued employment with the Company as Chief Administrative Officer.

Under the original agreement, Mr. McDonald’s rights with respect to the assets of the Trust were to vest equally over a three-year period beginning February 1, 2008 and ending February 1, 2010. As part of the May 2008 amendment, the Company agreed to accelerate the vesting schedule such that, provided Mr. McDonald remained employed by the Company until February 1, 2009, he would become fully vested with respect to all assets in the Trust on February 1, 2009.

The Company agreed to make a special payment to Mr. McDonald that is intended to cover any income and employment tax liability that Mr. McDonald incurs upon the vesting of any portion of the Trust assets and any income and employment tax liability that Mr. McDonald incurs as a result of the special payment. Mr. McDonald’s rights with respect to all earnings on Trust assets are fully vested at all times and are distributed to Mr. McDonald quarterly. Mr. McDonald is responsible for the payment of any taxes that arise due to his receipt of Trust earnings.

In addition to the May 2008 contribution to the Trust, the Company also made a payment in the amount of $1,359,750 to Mr. McDonald in 2008. In consideration for this payment, the $820,000 contribution to the Trust and the accelerated vesting of the Trust, Mr. McDonald agreed that he would have no further entitlement to any severance pay or benefits upon termination, except in the case of termination following a change of control.

•	Other benefit arrangements for Mr. McDonald. Mr. McDonald is entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to its senior executives. For fiscal year 2008, this meant that Mr. McDonald participated in or was provided the following: (i) certain health and welfare arrangements which are also provided to all management employees of the Company; (ii) 401(k) plan and excess 401(k) cash benefit plan (Company contributions to the 401(k) plan and payments of excess 401(k) cash benefits are reflected in amounts disclosed in the “All Other Compensation” column and in the footnote to the column); (iii) certain perquisites and supplemental life insurance benefits (which are identified in a footnote to the foregoing referenced column); and (iv) paid vacation benefits consistent with the Company policy for senior executives.

•	Severance benefits. Mr. McDonald is entitled to certain benefits upon termination of employment following change of control. The extent and nature of these benefits are identified and quantified in the narrative disclosure entitled “Other Potential Post-Employment Payments.”

•	Restrictive Covenants. Mr. McDonald’s employment agreement contains restrictive covenants that apply following termination of his employment with the Company and are described below under the narrative disclosure entitled “Other Post-Employment Payments.”

Short-Term Incentive Awards

Success Sharing Plan

As described in the Compensation Discussion and Analysis, the Company maintained an annual incentive program in 2008, referred to as the Success Sharing Plan. The Success Sharing Plan for 2008 provided eligible employees, including the named executive officers, the opportunity to earn short-term incentive awards based upon the achievement of certain predefined performance goals. During 2008, certain employee groups elected not to participate in the Success Sharing Plan in exchange for an increase in base pay.

For executive officers, a pool of award money to be paid to executive officers in the aggregate was created based on the Company’s satisfaction of the operational, customer and financial goals. The two quarterly performance measures for 2008 were:

–	Customer satisfaction—This was measured by the “United Promoters” score. The Company calculated the United Promoters score based on a short survey that asks customers if they would recommend United to friends. The Company believes that this measure is closely related to customer satisfaction and loyalty, which are essential to the Company’s continued success.

–	Reliability—This was measured by on-time departures, as recorded by the United States Department of Transportation, and is a key measure of the Company’s operational efficiency as well as customer satisfaction.

The Company established adjusted pre-tax earnings as the measure for annual financial performance for 2008. Since pre-tax earnings is consistent with pay-outs under our Profit Sharing Plan, it is a very accessible measure that reflects the financial strength of the Company.

The 2008 Success Sharing Plan has three performance levels: threshold, target and maximum payout. The threshold payout is 50% of target and the maximum payout is 200% of target. The 2008 actual performance levels compared to target were as follows:

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
		Actual		Actual		Actual		Actual
	Target	Performance	Target	Performance	Target	Performance	Target	Performance

Customer Satisfaction:
United Promoters Score	23.5%	19.1%	20.1%	20.4%	21.3%	19.3%	21.7%	23.4%
Reliability:
On-Time Departures	56.9%	50.6%	51.8%	52.5%	53.5%	57.6%	51.5%	64.2%
Target Actual Performance
Annual Financial (in millions):
Adjusted Pre-tax Earnings (Loss)			$78	$(2,707)

•	Quarterly Performance Measures. Each quarterly performance period was evaluated independent of the other quarterly performance periods and independent of the annual performance period. If the “threshold” performance goal was not met for a particular quarterly performance measure, then employees were not entitled to a quarterly incentive award with respect to that performance measure. If the Company’s performance for a quarterly performance measure fell between the “threshold” and “target” performance goals, employees were entitled to a pro-rated quarterly incentive award. The aggregate amount of the quarterly performance awards that employees were entitled to was set aside as part of the overall pool of money available for payment.

•	Annual Performance Measure. For the annual performance period, the Subcommittee set one performance measure (i.e., adjusted pre-tax earnings). For employees to be eligible for an annual incentive award, the Company had to exceed the target performance goal. Employees were entitled to the full amount of their annual incentive award only if the Company reached the “maximum” level of performance. The aggregate amount of annual incentive awards payable to employees were added to the overall pool of money available for payment.

•	Payment of Incentive Awards. Based on the Company’s determination as to whether and to what extent performance goals have been achieved for each performance period (quarterly and annually), the overall pool of money is created according to the employees’ aggregate award opportunities. For the entire year, actual payout was equal to 123.5%, 81.2% and 0% of target, respectively, for the reliability, customer satisfaction, and financial measures. As a result, the overall pool of money available for incentive awards was equal to 68.2% of the target opportunity for 2008.

Our 2008 results drove an aggregate payout of approximately $49.5 million for all eligible employees, of which the named executive officers received approximately $2.5 million or 5% of the actual payout. The overall pool of money available for payment to the executive officers under the Success Sharing Plan is fixed. Payments to participants under the Success Sharing Plan is based on individual performance and contributions to the Company. The total payout to participants cannot exceed the overall pool of money available for payment. For 2008, the Subcommittee set the following target incentive award opportunities for the named executive officers:

–	Mr. Tilton’s target incentive award opportunity was equal to 100% of base salary;

–	The target incentive award opportunity for Messrs. Brace, McDonald and Tague was equal to 85% of base salary;

–	Mr. Lovejoy’s target incentive award opportunity was equal to 60% of base salary; and

–	Ms. Mikells’ target incentive award opportunity was raised from 45% to 60% on November 1 in connection with her promotion from the position of Vice President—Investor Relations to the position of Senior Vice President and Chief Financial Officer.

Each named executive officer’s incentive award opportunities are disclosed in the Grants of Plan-Based Awards table. At the discretion of the Subcommittee, the named executive officers’ incentive awards under the Success Sharing Plan may be increased or decreased based on individual performance. The incentive award actually earned by each named executive officer for 2008 is disclosed in the Compensation Discussion and Analysis and in the 2008 Summary Compensation Table. The Company paid the 2008 incentive awards in 2009.

Profit Sharing Program

The Company maintains another annual incentive award program referred to as the Profit Sharing Plan, which covers all U.S.-based employees including the named executive officers. Under the Profit Sharing Plan, 15% of the Company’s annual adjusted pre-tax earnings are distributed to eligible employees who had been with the Company for at least one year. While distributions are based on all of the Company’s earnings, the Company must first reach a threshold of $10 million in earnings before there can be any distribution under the Profit Sharing Plan. Distributions are made to eligible employees, including each named executive officer, in proportion to their base salaries. Since the $10 million earnings threshold was not met in 2008, no distributions were made.

Long-Term Incentive Awards

The Company adopted the 2008 Incentive Compensation Plan (ICP) in June 2008 to replace the 2006 Management Equity Incentive Plan (MEIP). Under the ICP, the Company may grant to the named executive officers, as well as other eligible employees, incentive and non-qualified stock options, restricted stock, stock appreciation rights, performance compensation awards, performance units, cash incentive awards and other forms of stock-based compensation. The Company may issue up to 8,000,000 shares pursuant to awards granted under the ICP, plus 339,284 additional shares that remained available for issuance under the MEIP as of June 12, 2008. In 2008, the Subcommittee made ordinary course grants under the MEIP and the ICP in the context of hirings and promotions. These grants included the stock and option awards granted to Mr. Tague and Ms. Mikells in June and November 2008, respectively. The value of these awards is reflected in the Grants of Plan-Based Awards table. Each award vests in four equal, annual installments beginning on June 11, 2009 for Mr. Tague and November 3, 2009 for Ms. Mikells. No other grants were made to the named executive officers under the MEIP or the ICP during 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End.

The following table presents information regarding the outstanding equity awards held by each named executive officer as of December 31, 2008.

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value of
	Securities	Securities			Shares of	Shares of
	Underlying	Underlying	Option		Restricted	Restricted
	Unexercised	Unexercised	Exercise	Option	Stock That	Stock That
	Options (#)	Options (#)	Price	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable[1]	($)	Date	Vested (#)[2]	Vested ($)[3]
Tilton, Glenn	54,800	109,600	$34.18	1/31/2016	218,000	$2,402,360
Chairman, President &	54,800	109,600	$35.91	1/31/2016
Chief Executive Officer	54,800	109,600	$35.65	1/31/2016

Brace, Frederic	109,666	0	$34.18	1/31/2016	0	$0
Executive Vice President &	109,667	0	$35.91	1/31/2016
Chief Financial Officer	109,667	0	$35.65	1/31/2016

Mikells, Kathryn	7,212	4,812	$34.18	1/31/2016	39,573	$436,094
Senior Vice President &	7,212	4,812	$35.91	1/31/2016
Chief Financial Officer	7,212	4,812	$35.65	1/31/2016
	0	50,000	$16.59	11/02/2018

McDonald, Peter	0	43,867	$34.18	1/31/2016	0	$0
Executive Vice President &	0	43,868	$35.91	1/31/2016
Chief Administrative Officer	0	43,868	$35.65	1/31/2016

Tague, John	21,933	43,867	$34.18	1/31/2016	100,200	$1,104,204
Executive Vice President &	52,802	43,868	$35.91	1/31/2016
Chief Operating Officer	21,933	43,868	$35.65	1/31/2016
	0	62,000	$7.22	6/10/2018

Lovejoy, Paul	32,799	21,867	$34.18	1/31/2016	43,600	$480,472
Senior Vice President, General	32,799	21,868	$35.91	1/31/2016
Counsel & Secretary	32,799	21,868	$35.65	1/31/2016

1 All stock option awards vest at a rate of 20% upon the following dates 8/1/2006, 2/1/07, 2/1/08, 2/1/09 and 2/1/10, except for the options granted to Ms. Mikells and Mr. Tague during 2008 (50,000 and 62,000 options, respectively), which vest at a rate of 25% annually over four years beginning on 11/3/2009 with respect to Ms. Mikells’ award and 6/11/2009 with respect to Mr. Tague’s award.

2 All restricted stock awards vest at a rate of 20% upon the following dates 8/1/2006, 2/1/07, 2/1/08, 2/1/09 and 2/1/10, except for the awards granted to Ms. Mikells and Mr. Tague during 2008 (30,000 shares and 13,000 shares, respectively), which vest at a rate of 25% annually over four years beginning 11/3/2009 for Ms. Mikells and 6/11/2009 for Mr. Tague.

3 Market Value is calculated based on the number of unvested shares as of 12/31/08 multiplied by the closing share price of UAL common stock on 12/31/08, which was $11.02.

Option Exercises and Stock Vested for 2008

The following table presents information regarding the exercise of options and the vesting of restricted stock awards during 2008.

	Option Awards		Restricted Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)[1]	Vesting (#)	on Vesting ($)[2]
Tilton, Glenn	0	$0	109,000	$4,270,620
Chairman, President & Chief Executive Officer

Brace, Frederic	0	$0	139,467	$3,231,345
Executive Vice President & Chief Financial Officer

Mikells, Kathryn	0	$0	4,785	$187,476
Senior Vice President & Chief Financial Officer

McDonald, Peter	0	$0	0	$0
Executive Vice President & Chief Administrative Officer

Tague, John	0	$0	43,600	$1,708,248
Executive Vice President & Chief Operating Officer

Lovejoy, Paul	0	$0	21,800	$854,124
Senior Vice President, General Counsel & Secretary

1 Value Realized on Exercise was calculated by multiplying (a) the number of shares of the Company’s common stock to which the exercise of the option related by (b) the difference between (i) the market price of the Company’s common stock at the time of exercise and (ii) the exercise price of the options.

2 Value Realized on Vesting was calculated by multiplying (a) the number of shares that vested by (b) the average of the high and low sale prices of a share of the Company’s common stock on the vesting date.

Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings (Loss) in	Withdrawals/	Balance
Name	in Last FY ($)	in Last FY ($)[1]	Last FY ($)	Distributions ($)	at Last FYE ($)
McDonald, Peter	$0	$820,000	$(437,518)	$966,877	$2,213,333
Executive Vice President & Chief Administrative Officer

1 $820,000 is included in the All Other Compensation column of the Summary Compensation Table, as disclosed in the Explanation of All Other Compensation Disclosure.

Narrative to Nonqualified Deferred Compensation Table

The following is a description of material factors necessary to understand the information disclosed in the Nonqualified Deferred Compensation Table. This description is intended to supplement the information discussed in the Compensation Discussion and Analysis and above related narratives.

According to Mr. McDonald’s employment agreement, as amended, and as previously described in the “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table,” Mr. McDonald forfeited his right to the compensation to which he would be owed in the event of certain qualifying terminations of employment in exchange for consideration that included an $820,000 contribution by the Company to his irrevocable trust. The trust was originally funded with a $2,600,000 payment by the Company in 2006 in connection with the negotiation of the employment agreement. Mr. McDonald’s rights with respect to the assets of the irrevocable trust and the related earnings are described in the “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Northern Trust Corporation is the trustee for the irrevocable trust. Northern Trust Corporation manages the trust’s assets pursuant to the written investment guidelines provided by Mr. McDonald. Mr. McDonald is permitted to modify the guidelines from time to time by notice to Northern Trust Corporation. In the absence of such guidelines, Northern Trust Corporation will invest the assets of the trust in short term securities of the U.S. Government. Mr. McDonald received a (15.62)% time-weighted rate of return on the assets held by the trust for the year ended December 31, 2008.

Other Potential Post-Employment Payments

This section describes and quantifies potential payments that may be made to each named executive officer at, following, or in connection with the resignation, severance, retirement, or other termination of the named executive officer or a change of control of the Company. These benefits are in addition to benefits generally available to salaried employees.

Estimate of Mr. Tilton’s Other Potential Post-Employment Payments

The following table quantifies the potential payments and benefits that would have been made to Mr. Tilton at, following, or in connection with his termination of employment or a change of control occurring on December 31, 2008. The value of long-term incentive awards was determined using the closing share price of the Company’s common stock at year-end, which was $11.02. The methodology used to calculate the potential payments is described below beginning on page 38.

Estimate of Mr. Tilton’s Other Potential Post-Employment Payments
	Involuntary
	Termination
	without Cause or
	Voluntary
	Termination with				Change In Control
	Good Reason				and Termination
	Unrelated to a			Change In	without Cause or
	Change In			Control	with Good
Type of Payment	Control ($)	Death ($)	Disability ($)	Only ($)	Reason ($)
Cash Compensation

Cash Severance	3,400,000				5,100,000

Success Sharing Payment	579,705	579,705	579,705		579,705

Long-Term Incentives

Stock Options—Unvested and Accelerated Awards	0	0	0	0	0

Restricted Stock—Unvested and Accelerated Awards	2,402,360	2,402,360	2,402,360	2,402,360	2,402,360

Health and Welfare Benefits

Continuation of Health & Welfare Benefits	17,174				25,761

Life Insurance Payment		2,800,000

Perquisites and Tax Payments

Outplacement Services	25,000				25,000

Retiree Travel Benefit	23,422	11,711	23,422		23,422

Tax Gross-Up on Retiree Travel Benefit	152,509	76,255	152,509		152,509

Total	$6,600,170	$5,870,031	$3,157,996	$2,402,360	$8,308,757

The Company has entered into certain agreements and maintains certain plans that will require the Company to pay compensation and provide certain benefits to Mr. Tilton at, following, or in connection with his termination of employment or a change of control of the Company. The material terms and conditions relating to these payments and benefits in effect on December 31, 2008 are described below.

All Circumstances Involving Mr. Tilton’s Termination of Employment Other than Termination by the Company for “Cause” or Voluntary Termination Without “Good Reason”

Under all circumstances involving termination of Mr. Tilton’s employment on December 31, 2008 shown in the table above, he would have been entitled to the following:

•	Payment of 2008 target annual incentive opportunity under the Success Sharing Plan pro-rated to the date of termination;

•	Immediate vesting of all outstanding and unvested stock options and shares of restricted stock that were unvested as of December 31, 2008 (options and restricted shares vested on February 1, 2009 are still considered unvested for purposes of the above estimates); and

•	Extension of exercise period for outstanding stock options to five years (twelve months in the event of termination due to disability) from the date of termination (generally, exercise period ends three months following a termination of employment).

Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason”

If Mr. Tilton’s employment with the Company was involuntarily terminated without “cause” or voluntarily terminated for “good reason” on December 31, 2008, in addition to the benefits applicable to all circumstances described above, he would have been entitled to the following payments and benefits:

•	Lump-sum payment of cash severance benefit in an amount equal to two times (three times in the event termination occurs during the 24-month period following a “change of control” of the Company) the sum of his base salary and his 2008 target annual incentive opportunity under the Success Sharing Plan;

•	Continuation of certain health and welfare benefits for a period of two years (three years in the event termination occurs during the 24-month period following a “change of control” of the Company) following the date of termination;

•	Provision of outplacement services; and

•	Provision of retiree travel benefits.

Termination Due to Death on December 31, 2008

If Mr. Tilton’s employment with the Company was terminated due to his death on December 31, 2008, in addition to the benefits applicable to all circumstances described above, his estate would have been entitled to the following payments and benefits:

•	Payment of life insurance benefits; and

•	Provision of spousal travel benefits.

Termination Due to Disability on December 31, 2008

If Mr. Tilton’s employment with the Company was terminated due to his disability on December 31, 2008, in addition to the benefits applicable to all circumstances described above, he would have been entitled to the following payments and benefits:

•	Payment of monthly disability benefits; and

•	Provision of retiree travel benefits.

Reduction in Future Termination Benefits

Mr. Tilton’s employment agreement provides that if Mr. Tilton’s employment is terminated by the Company without “cause” or by him for “good reason” in the absence of a “change of control”, the Company will pay Mr. Tilton a lump sum cash severance payment equal to the sum of his then-current base salary and then-current target bonus, multiplied by the lesser of (A) two and (B) a fraction, the numerator of which is the number of months (rounded up to the nearest whole month) that remain until Mr. Tilton attains the age of 65 and the denominator of which is 12. Therefore, if Mr. Tilton’s employment terminates under those circumstances after he reaches age 63 but before age 65, the amount of his cash severance payment will be reduced by the number of months that have elapsed after age 63. Mr. Tilton’s entitlement to continued health and welfare benefits and financial planning benefits will also be reduced by a corresponding number of months. These reductions would not apply in the event of a termination without “cause” or for “good reason” during the 24-month period following a “change of control”.

As of December 31, 2008, Mr. Tilton has not reached age 63, and therefore, his severance would have been equal to two times the sum of his base salary and target annual incentive opportunity if his employment had terminated at that time.

Material Defined Terms

The terms “cause” and “good reason” as used above are defined under Mr. Tilton’s employment agreement and mean the following:

•	Cause means, in general, (i) a significant act or acts of personal dishonesty or deceit that have a material adverse effect on the Company taken by Mr. Tilton in the performance of his duties; (ii) the willful and continued failure by Mr. Tilton to substantially perform his material duties; (iii) Mr. Tilton’s conviction of, or his entry of a plea of guilty or nolo contendere to, any felony (other than a felony predicated upon Mr. Tilton’s vicarious liability); or (iv) the entry or any final civil judgment against him for fraud, misrepresentation, or misappropriation of property.

•	Good reason means, in general, (i) diminution of Mr. Tilton’s position, authority, duties or responsibilities; (ii) reduction in Mr. Tilton’s base salary; (iii) the relocation of Mr. Tilton’s principal office to a location more than 50 miles from his current office; (iv) any purported termination by the Company of Mr. Tilton’s employment except as otherwise permitted under his employment agreement; or (iv) Mr. Tilton’s failure to be reelected as a director and Chairman of the Board of the Company.

The term “change of control” as used above is defined under Mr. Tilton’s employment agreement and means, in general, the occurrence of any one of the following events: (i) certain acquisitions by a third-party or third-parties, acting in concert, of at least a specified threshold percentage of the Company’s then outstanding voting securities; (ii) consummation of certain mergers or consolidations of the Company with any other corporation; (iii) stockholder approval of a plan of complete liquidation or dissolution of the Company; (iv) consummation of certain sales or dispositions of all or substantially all the assets of the Company; and (v) certain changes in the membership of the Company’s board of directors.

Restrictive Covenants

In exchange for the above described payments and benefits to the extent provided for under Mr. Tilton’s employment agreement, Mr. Tilton remains subject to confidentiality, non-disparagement, and non-solicitation/non-compete covenants that are set forth in his employment agreement. The confidentiality covenant prohibits Mr. Tilton from disclosing “confidential information” as defined under his employment agreement. The non-disparagement covenant prohibits Mr. Tilton from making disparaging comments (oral or written) regarding the Company, or its officers, directors, employees, or stockholders. These two covenants are of an indefinite duration. The non-solicitation/non-compete covenant prohibits Mr. Tilton, for a period of two years following his termination of employment, from becoming employed by or providing services to any airline, air carrier or any company affiliated with an airline or air carrier and from soliciting or hiring certain employees of the Company for the benefit of any such company.

Estimate of Other Potential Post-Employment Payments for Mr. McDonald

The following table quantifies the potential payments and benefits that would have been made to Mr. McDonald at, following, or in connection with his termination of employment or a change of control occurring on December 31, 2008. The value of long-term incentive awards was determined using the closing share price of the Company’s common stock at year-end, which was $11.02. The methodology used to calculate the potential payments is described below beginning on page 38.

Estimate of Mr. McDonald’s Other Potential Post-Employment Payments
	Involuntary
	Termination
	without Cause
	or
	Voluntary
	Termination				Change In
	with				Control
	Good Reason				and Termination
	Unrelated to a				without Cause or
	Change In				with Good
Type of Payment	Control ($)	Retirement ($)	Death ($)	Disability ($)	Reason ($)
Cash Compensation

Cash Severance					* see below

Success Sharing Payment	437,263	437,263	437,263	437,263	437,263

Long-Term Incentives

Stock Options—Unvested and Accelerated Awards		0	0	0	0

Irrevocable Trust Payment and Gross-Up	3,655,860	3,655,860	3,655,860	3,655,860	3,655,860

Health and Welfare Benefits

Continuation of Health & Welfare Benefits	0				21,873

Life Insurance Payment			2,555,000

Perquisites and Tax Payments

Outplacement Services	25,000				25,000

Retiree Travel Benefit	21,171	21,171	12,703	21,171	21,171

Tax Gross-Up on Retiree Travel Benefit	108,343	108,343	65,006	108,343	108,343

Total	$4,247,637	$4,222,637	$6,725,832	$4,222,637	*$ 4,269,510

* Mr. McDonald would be entitled to a lump sum payment of cash severance equal to (1) the value of any cash severance payable to another executive vice president under a Change of Control Agreement, less (2) the special retention payments of $2,179,750.

Mr. McDonald’s Other Potential Post-Employment Payments

The Company has entered into certain agreements and maintains certain plans that will require the Company to pay compensation and provide certain benefits to Mr. McDonald at, following, or in connection with his termination of employment or a change of control of the Company. The material terms and conditions relating to these payments and benefits are described below.

All Circumstances Involving Mr. McDonald’s Termination of Employment Other than Termination by the Company for “Cause” or Voluntary Termination Without “Good Reason”

Under all circumstances involving termination of Mr. McDonald’s employment on December 31, 2008 shown in the table above, he would have been entitled to the following:

•	Payment of 2008 target annual incentive opportunity under the Success Sharing Plan pro-rated to the date of termination; and

•	Subject to executing a release of claims, immediate vesting and payment of the unvested portion of Mr. McDonald’s Trust (which is more fully described above under “Narrative to the Summary Compensation Table and Plan-Based Awards Table—Employment Agreements—Agreement with Mr. McDonald”) and payment of related tax gross-up.

Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason”

If Mr. McDonald’s employment with the Company was involuntarily terminated without “cause” or voluntarily terminated for “good reason” on December 31, 2008, in addition to the benefits applicable to all circumstances described above, he would have been entitled to the following payments and benefits:

•	Provision of outplacement services;

•	Provision of retiree travel benefits; and

•	In the event termination occurs during the 24-month period following a “change of control” of the Company, Mr. McDonald would be entitled to:

–	a lump sum payment of cash severance equal to (1) the value of any cash severance payable to another executive vice president under a Change of Control Agreement, less (2) the special retention payments of $2,179,750;

–	continuation of certain health and welfare benefits for a period of two years following the date of termination (or until the date the Mr. McDonald becomes covered under a subsequent employer’s medical and dental plan, if earlier); and

–	payment of a gross-up to make Mr. McDonald whole for any excise tax imposed as a result of Section 280G of the Internal Revenue Code, provided that if Mr. McDonald’s payments do not exceed 110% of the total amounts that could be paid to him without resulting in the excise tax, the payments to Mr. McDonald will instead be reduced and he will not be entitled to an excise tax gross-up.

Termination Due to Retirement on December 31, 2006

If Mr. McDonald’s employment with the Company was terminated due to his retirement on December 31, 2008, he would have been entitled to the following payments and benefits:

•	Immediate vesting of all outstanding and unvested stock options;

•	Extension of exercise period for outstanding stock options to remaining term of option (generally, exercise period ends three months following a termination of employment); and

•	Provision of retiree travel benefits.

Termination Due to Disability or Death on December 31, 2008

If Mr. McDonald’s employment with the Company was terminated due to his disability or death on December 31, 2008, then he or his estate (if applicable) would have been entitled to the following payments and benefits:

•	Immediate vesting of all outstanding and unvested stock options;

•	Extension of exercise period for outstanding stock options to one year from the date of termination (generally, exercise period ends three months following a termination of employment);

•	Provision of retiree travel benefits (in case of death, provision of spousal travel benefits);

•	In case of disability, payment of monthly disability benefits; and

•	In case of death, payment of life insurance benefits.

Material Defined Terms

The terms “cause,” “good reason” and “change of control” as used above are defined under Mr. McDonald’s employment agreement. The definitions of these terms are substantially similar to the definition of the same terms under Mr. Tilton’s employment agreement.

Release Requirement

Pursuant to his employment agreement, Mr. McDonald will not be entitled to the cash severance and continued employee benefits unless he executes a release of claims in favor of the Company and the release becomes effective and irrevocable.

Restrictive Covenants

In exchange for the provision of the foregoing payments and benefits, Mr. McDonald remains subject to confidentiality, non-disparagement, and non-solicitation/non-compete covenants that are set forth in his employment agreement with the Company. The confidentiality covenant prohibits Mr. McDonald from disclosing “confidential information” as defined under his employment agreement. The non-disparagement covenant prohibits Mr. McDonald from making disparaging comments (oral or written) regarding the Company, or its officers, directors, employees, or stockholders. These two covenants are of an indefinite duration. The non-solicitation/non-compete covenant prohibits Mr. McDonald, for a period of two years following his termination of employment, from becoming employed by or providing services to any airline, air carrier or any company affiliated with an airline or air carrier and from soliciting or hiring certain employees of the Company for the benefit of any such company.

Estimate of Other Potential Post-Employment Payments for Ms. Mikells and Messrs. Tague and Lovejoy

The following tables quantify the potential payments and benefits that would have been made to Ms. Mikells, Mr. Tague and Mr. Lovejoy at, following, or in connection with each of their termination of employment or a change of control occurring on December 31, 2008. The value of long-term incentive awards was determined using the closing share price of the Company’s common stock at year-end, which was $11.02. The methodology used to calculate the potential payments is described below beginning on page 38.

Estimate of Ms. Mikells’ Other Potential Post-Employment Payments
	Involuntary			Change In
	Termination			Control Only
Type of Payment	without Cause ($)	Death ($)	Disability ($)	($)
Cash Compensation

Cash Severance	1,680,000

Success Sharing Payment	120,203	120,203	120,203

Long-Term Incentives

Stock Options—Unvested and Accelerated Awards		0	0	0

Restricted Stock—Unvested and Accelerated Awards		436,094	436,094	436,094

Health and Welfare Benefits

Continuation of Health & Welfare Benefits	21,873

Life Insurance Payment		1,270,000

Perquisites and Tax Payments

Outplacement Services	25,000

Travel Benefit	3,804	13,626	19,304

Tax Gross-Up on Travel Benefit	21,451	76,849	108,869

Total	$1,872,331	$1,916,772	$684,470	$436,094

Estimate of Mr. Tague’s Other Potential Post-Employment Payments
	Involuntary
	Termination			Change In
Type of Payment	without Cause ($)	Death ($)	Disability ($)	Control Only ($)
Cash Compensation

Cash Severance	2,416,563

Success Sharing Payment	371,822	371,822	371,822

Long-Term Incentives

Stock Options—Unvested and Accelerated Awards		0	0	0

Restricted Stock—Unvested and Accelerated Awards		1,104,204	1,104,204	1,104,204

Health and Welfare Benefits

Continuation of Health & Welfare Benefits	21,873

Life Insurance Payment		2,210,000

Perquisites and Tax Payments

Outplacement Services	25,000

Travel Benefit	3,650	8,445	13,893

Tax Gross-Up on Travel Benefit	18,552	42,923	70,615

Total	$2,857,460	$3,737,394	$1,560,534	$1,104,204

Estimate of Mr. Lovejoy’s Other Potential Post-Employment Payments
	Involuntary
	Termination			Change In
Type of Payment	without Cause ($)	Death ($)	Disability ($)	Control Only ($)
Cash Compensation

Cash Severance	1,588,400

Success Sharing Payment	199,473	199,473	199,473

Long-Term Incentives

Stock Options—Unvested and Accelerated Awards		0	0	0

Restricted Stock—Unvested and Accelerated Awards		480,472	480,472	480,472

Health and Welfare Benefits

Continuation of Health & Welfare Benefits	15,027

Life Insurance Payment		1,740,000

Perquisites and Tax Payments

Outplacement Services	25,000

Travel Benefit	5,135	15,329	30,658

Tax Gross-Up on Travel Benefit	26,918	80,361	160,721

Total	$1,859,953	$2,515,635	$871,324	$480,472

The Company maintains certain plans and policies that will require the Company to pay compensation and provide certain benefits to Ms. Mikells, Mr. Tague and Mr. Lovejoy (each individually referred to as “Executive”) at, following, or in connection with their termination of employment or a change of control of the Company. The material terms and conditions relating to these payments and benefits are the same for each of these Executives, except in the case of retirement. These material terms and conditions in effect on December 31, 2008 are described below.

All Circumstances Involving Termination of Employment Other than Termination by the Company for “Cause” or Voluntary Termination

Under all circumstances involving termination of an Executive’s employment on December 31, 2008 shown in the tables above, the Executive would have been entitled to payment of pro-rated 2008 annual incentive award under the Success Sharing Plan based on actual performance through the date of termination.

Involuntary Termination Without “Cause” on December 31, 2008

If the Executive’s employment with the Company was involuntarily terminated without “cause” on December 31, 2008, in addition to the benefits applicable to all circumstances described above, the Executive would have been entitled to the following payments and benefits:

•	Payment of cash severance benefit in an amount equal to two times the sum of the Executive’s base salary and target annual incentive opportunity, payable in equal installments on the normal payroll cycle over a period of two years following the date of termination;

•	Continuation of certain health and welfare benefits for a period of two years following the date of termination (or until the date the Executive becomes covered under a subsequent employer’s medical and dental plan, if earlier);

•	Provision of outplacement services; and

•	Provision of travel benefits for a period of two years following the date of termination.

Termination Due to Death or Disability on December 31, 2008

If the Executive’s employment with the Company was terminated due to the Executive’s disability or death on December 31, 2008, in addition to the benefits applicable to all circumstances described above, the Executive or the Executive’s estate (if applicable) would have been entitled to the following payments and benefits:

•	Immediate vesting of all outstanding and unvested stock options and shares of restricted stock that were unvested as of December 31, 2008 (options and restricted shares vested on February 1, 2009 are still considered unvested for purposes of the above estimates);

•	Extension of exercise period for outstanding stock options to one year from the date of termination (generally, exercise period ends three months following a termination of employment);

•	Provision of retiree travel benefits (in the case of death, spousal travel benefits);

•	In the case of disability, monthly benefits under applicable disability policies; and

•	In the case of death, proceeds of life insurance benefits as determined under applicable life insurance policies.

“Change of Control” on December 31, 2008

If a “change of control” of the Company occurred on December 31, 2008, under the MEIP or the ICP, each Executive would have been entitled to the immediate vesting of all outstanding and unvested stock options and shares of restricted stock that were unvested as of December 31, 2008 (options and restricted shares vested on February 1, 2009 are still considered unvested for purposes of the above estimates). Pursuant to the terms of the MEIP and the ICP, unvested restricted stock and outstanding unvested options held by all participants, including the Executives, would vest in the event of a change of control. The Executives would not have received any additional change of control benefits outside of the MEIP and the ICP.

Methodologies and Assumptions used for Calculating Other Potential Post-Employment Payments

For purposes of quantifying the other potential post-employment payments disclosed in the foregoing tables, the Company utilized the following assumptions and methodologies:

•	Date of triggering event: The date of each triggering event occurred on December 31, 2008.

•	Stock price: The price of a share of Company common stock on each triggering date was $11.02, the closing market price of the Company’s common stock on December 31, 2008, the last trading day of 2008.

•	Determination of cash severance: Following a qualifying triggering event, each named executive officer is entitled to cash severance, which was determined as follows:

–	For Mr. Tilton: three times the sum of base salary and estimated target bonus of 100% of current base salary (Mr. Tilton’s severance multiple is two in the event he incurs a qualifying termination of employment unrelated to a change of control).

–	For Mr. McDonald: three times the sum of base salary and estimated target bonus of 85% of current base salary (Mr. McDonald is not eligible for cash severance in the event he incurs a qualifying termination of employment unrelated to a change of control).

–	For Ms. Mikells and Messrs. Tague and Lovejoy: two times the sum of their respective base salaries and target incentive opportunities under the Success Sharing Plan as in effect immediately prior to termination. The target incentive opportunity for each executive at December 31, 2008 was equal to 85% of current base salary for Mr. Tague and 60% of current base salary for Ms. Mikells and Mr. Lovejoy.

•	Value of Pro-Rated Success Sharing Payment: Following a qualifying triggering event, each named executive officer is also entitled to payment of a pro-rated portion of the named executive officer’s target incentive award opportunity for the current year under the Success Sharing Plan. Since each named executive officer is assumed to have incurred a termination of employment on the last day of the year, the applicable Success Sharing payment (in addition to the cash severance described above) would be equal to 100% of the named executive officer’s 2008 target annual incentive award. The value was determined by multiplying the officer’s target annual incentive award opportunity (as shown in the Grants of Plan-Based Awards Table) by the Company’s actual performance under the Success Sharing Plan for 2008 (68.2%). The value for each executive does not take into account any adjustments for individual performance.

•	Value of stock option awards subject to vesting acceleration: The value of each stock option award that was subject to vesting upon a triggering event was determined by multiplying the number of Shares subject to the option that were unvested as of December 31, 2008, by the excess (if any) of the closing share price of the Company’s common stock at year-end (i.e., $11.02 per share) over the exercise price of the option.

•	Value of restricted shares subject to vesting acceleration: The value of each restricted stock award that was subject to vesting upon a triggering event was determined by multiplying the number of Shares subject to the award that were unvested as of December 31, 2008, by the closing share price of the Company’s common stock at year-end (i.e., $11.02 per share).

•	Value of continuation of health and welfare benefits: The value of health and welfare benefits which are continued for a pre-defined period following certain qualifying triggering events was determined based on assumptions used for financial reporting purposes under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106 (Employer’s Accounting for Postretirement Benefits Other Than Pensions), and includes only the portion of the benefits above and beyond what is provided to all management employees.

•	Value of life insurance benefits: The value of life insurance benefits is based on the terms and conditions of the applicable life insurance contract in force on December 31, 2008.

•	Value of retiree travel benefits: The value of retiree travel benefits was determined by utilizing the following assumptions: (i) both the executive and the executive’s spouse utilizes the retiree travel benefit for a period of 20 years, (ii) the level of usage for each year is the same as the actual usage was for the executive and the executive’s spouse for 2008, and (iii) the incremental cost to the Company for providing retiree travel benefits for each year is the same as the actual incremental cost incurred by the Company for providing travel benefits to the executive and the executive’s spouse for 2008. On the basis of these assumptions, the Company determined the value of retiree travel benefits by calculating the present value of the assumed incremental cost of providing the benefit to the executive and the executive’s spouse over a 20-year period using a discount rate of 5.88%.

•	Value of outplacement services: The value of outplacement services is based on the senior level of the current rates the Company has negotiated with its outplacement provider.

•	Value of travel benefits (not retiree eligible): The value of travel benefits which are continued for a period of two years following certain qualifying trigger events for Ms. Mikells and Messrs. Tague and Lovejoy was determined utilizing the same assumptions and methods utilized to determine the value of retiree travel benefits, except that the duration of the benefit is assumed to be two years and the applicable discount rate was 2.06%.

•	Determination of tax gross-up on retiree and non-retiree travel benefits: The tax gross-up on retiree and non-retiree travel benefits was determined utilizing the same three assumptions stated above under “Value of retiree travel benefits.” Using these assumptions, the Company determined the value of the gross-up by calculating the present value of the executive’s assumed annual tax gross-up (the executive’s 2008 tax gross-up) over a twenty year period for retirees using a discount rate of 5.88% and a two year period for non-retirees using a discount rate of 2.06%.

•	Determination of tax gross-up on payments from Mr. McDonald’s Secular Trust: Following a qualifying trigger event, Mr. McDonald’s right to assets held in the irrevocable trust established on his behalf becomes vested. On December 31, 2008, the value of the assets that would have vested upon a qualifying trigger event equaled $2,213,333. This amount would have been distributed to Mr. McDonald within 30 days from the date of vesting. The Company has agreed to make a special tax payment to Mr. McDonald that is intended to cover any income and employment tax liability that Mr. McDonald incurs upon the vesting of any portion of the assets held in the irrevocable trust and any income and tax liability that Mr. McDonald would incur as a result of the special payment. The Company utilized the following key assumptions to determine Mr. McDonald’s special tax payment: (i) Mr. McDonald’s income is taxed at the highest federal marginal income tax rate and (ii) Mr. McDonald’s income is taxed as the highest applicable state marginal income tax rate.

Post-Employment Payments to Mr. Brace

Effective October 31, 2008, Mr. Brace retired from his position as Executive Vice President and Chief Financial Officer. On October 9, 2008, the Company entered into a separation agreement with Mr. Brace. Pursuant to the terms of the agreement, Mr. Brace will receive:

•	Cash severance pay equal to two times the sum of his base salary of $653,125 plus his target annual incentive amount (85% of base salary). One twelfth of this amount was paid on November 8, 2008, with the remainder paid in a lump sum amount in January 2009;

•	Prorated payment for 2008 under the Company’s Success Sharing Plan of $315,513;

•	Immediate vesting of all outstanding and unvested stock options and shares of restricted stock that were unvested as of October 31, 2008 (generally, unvested shares would be forfeited). Value ascribed was approximately $900,000 for restricted stock. No value ascribed to options since the exercise price was greater than the market price on October 31, 2008;

•	Extension of exercise period for outstanding stock options through original ten year term (generally, exercise period ends three months following a termination of employment);

•	Continuation of certain medical and his travel benefits through September 30, 2012, after which he will receive retiree medical coverage and retiree travel benefits (estimated value of $275,000);

•	Outplacement consulting services in an amount not to exceed $75,000; and

•	Retiree travel benefits (estimated value of approximately $500,000).

Mr. Brace received these benefits in consideration for agreeing to certain covenants in the agreement including non-competition, non-solicitation, non-disparagement and confidentiality covenants for the benefit of the Company, as well as a general release of claims. Through October 31, 2010, Mr. Brace has agreed to cooperate with the Company with respect to any matter relating to matters he was involved with while employed by the Company. Mr. Brace has agreed not to take a competitive position with certain air carriers through October 31, 2010 without prior written consent of the Company, including any position as a director or providing services similar to a management-level employee as a consultant, independent contractor or otherwise. Mr. Brace has also agreed, through October 31, 2010, not to solicit or hire any employee of the Company, attempt to persuade any employee of the Company to leave the Company, or hire or solicit certain persons employed by the Company during the six-month period preceding November 1, 2008.

DIRECTOR COMPENSATION

The following table represents the amount of director compensation in 2008 for each director.

	Fees Earned		All Other
Name	or Paid in Cash ($)		Compensation ($)(2)	Total ($)
Richard J. Almeida	51,000	(1)	26,662	77,662
Mary K. Bush	48,000		449	48,449
Stephen R. Canale	0		1,073	1,073
W. James Farrell	62,000		3,251	65,251
Walter Isaacson	59,000	(1)	12,181	71,181
Robert D. Krebs	53,000		30,074	83,074
Robert S. Miller	49,000		2,957	51,957
James J. O’Connor	72,000		4,479	76,479
David J. Vitale	65,000		9,211	74,211
John H. Walker	54,000		16,023	70,023
Stephen A. Wallach	0		0	0

(1) Messrs. Almeida and Isaacson elected to defer retainer and meeting fees earned during 2008 and received the compensation in the form of share units. Each share unit represents the economic equivalent of one share of UAL common stock, and the number of share units received was determined by dividing the fees earned by the average of the high and low sale prices of a share of the Company’s common stock on the date of payment.

(2) All other compensation represents the total amounts paid to each director as reimbursement for taxes paid in connection with the director’s positive space travel on United Airlines for 2008.

We do not pay directors who are employees of the Company additional compensation for their services as directors. To attract and retain the services of experienced and knowledgeable non-employee directors, the Company adopted the 2006 Director Equity Incentive Plan, which we refer to as the DEIP. Under the DEIP, non-employee directors may receive as compensation periodic awards, stock compensation or cash compensation. Periodic awards are equity-based awards including options, restricted stock, stock appreciation rights and/or shares that are granted to non-employee directors from time to time at the discretion of the Board of Directors.

Equity Compensation

The Company did not make any grants under the DEIP during 2008. The Board has approved a policy that each non-employee director must hold at least $100,000 in fair market value of the Company’s common stock during each director’s tenure on the Board.

Retainer and Meeting Fees

For the year ended December 31, 2008, compensation for non-employee directors included the following:

•	annual retainer of $20,000;

•	$1,000 for each Board and Board committee meeting attended; and

•	annual retainer of $5,000 for the chairperson of certain Board committees (other than the chairman of Audit Committee and Lead Director of the Board who each receive an annual retainer of $10,000).

Deferral Options under the DEIP

Non-employee directors may defer the receipt of some or all cash compensation through credits to a cash and/or share account established and maintained by the Company on behalf of the director. Non-employee directors may also defer the receipt of shares that would otherwise be issued under a periodic award through credits to his/her share account. Distribution from the cash and/or share accounts will be made, if in a lump sum, or will commence, if in installments, as soon as administratively practicable after January 1 of the year following the year the non-employee director terminates his/her position as a director of the Company.

Travel and Cargo Benefits

We consider it important for our directors to understand our business and to have exposure to our operations and employees. For that reason, we also provide free transportation and free cargo shipment on United to our directors and their spouses or enrolled friend and eligible dependent children. We reimburse our directors for income taxes resulting from actual use of the travel and shipment privileges. A director who retires from the Board with at least five years of Company creditable service will receive free travel and cargo benefits for life, subject to certain exceptions.

AUDIT COMMITTEE REPORT

UAL CORPORATION

UAL Corporation Audit Committee Report

To the Board of Directors of UAL Corporation:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2008.

We have discussed with Deloitte & Touche LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence, and have discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions referred to above, we recommend to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10 — K for the fiscal year ended December 31, 2008.

Respectfully submitted,

David J. Vitale, Chairman
Richard J. Almeida
Mary K. Bush
Robert D. Krebs
Robert S. Miller
John H. Walker

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Independent Public Accountants

Deloitte & Touche LLP was the Company’s independent auditor for the fiscal year ended December 31, 2008. The Audit Committee has reappointed, subject to ratification by the stockholders, Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee of the UAL Board of Directors adopted a policy on pre-approval of services of independent accountants in October 2002. The policy provides that the Audit Committee shall pre-approve all audit and non-audit services to be provided to the Company and its subsidiaries and affiliates by its auditors. The process by which this is carried out is as follows:

For recurring services, the Audit Committee reviews and pre-approves Deloitte & Touche LLP’s annual audit services and employee benefit plan audits in conjunction with the Committee’s annual appointment of the outside auditors. The materials include a description of the services along with related fees. The Committee also reviews and pre-approves other classes of recurring services along with fee thresholds for pre-approved services. In the event that the pre-approval fee thresholds are met and additional services are required prior to the next scheduled Committee meeting, pre-approvals of additional services follow the process described below.

Any requests for audit, audit-related, tax and other services not contemplated with the recurring services approval described above must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

On a periodic basis, the Audit Committee reviews the status of services and fees incurred year-to-date and a list of newly pre-approved services since its last regularly scheduled meeting. Our Audit Committee has considered whether the 2007 non-audit services provided by Deloitte & Touche LLP are compatible with maintaining auditor independence.

Independent Accountant Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP in 2008 and 2007 are as follows:

Service	2008	2007

Audit Fees	$3,807,300	$3,420,740
Audit-Related Fees	2,065,479	1,266,400
Tax Fees	384,850	546,005
All Other Fees	165,800	165,800

Total	$6,423,429	$5,398,945

Audit Fees

Fees for audit services related to 2008 and 2007 consist of audits of the Company’s consolidated financial statements, limited reviews of the Company’s consolidated quarterly financial statements, statutory audits of the Schedule of Passenger Facility Charges and statutory audits of certain subsidiaries’ financial statements. The 2008 and 2007 audit fees also include the impact of the attestation work performed by Deloitte & Touche related to Sarbanes-Oxley.

Audit-Related Fees

Fees for audit-related services billed in 2008 and 2007 consisted of audits of the maintenance operation center, employee benefit plans and the United Airlines Foundation.

Tax Fees

Fees for tax services in 2008 and 2007 consisted of assistance with tax issues in certain foreign jurisdictions, tax consultation and bankruptcy tax assistance.

All Other Fees

Fees for all other services billed in 2008 and 2007 consisted of the preparation of employee payroll tax filings, annual tax software license fees and expatriate tax consultations.

All of the services in 2008 and 2007 under the Audit-Related, Tax and All Other Fees categories above have been approved by the Audit Committee pursuant to paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X of the Exchange Act.

Ratification of Appointment of Independent Public Accountants

Subject to ratification by the stockholders, the Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal year 2008. Deloitte & Touche LLP has served as the Company’s independent auditors since 2002. It is anticipated that representatives of Deloitte & Touche LLP will be present at the

Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from those attending the Annual Meeting.

The stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as the independent public accountants for 2009. Although ratification is not required by law or the Company’s bylaws, the Board is submitting the appointment to the stockholders as a matter of good corporate governance. In the event of a negative vote on such ratification, the Audit Committee may reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and the stockholders.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2009.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

If a stockholder of record wishes to submit a proposal for inclusion in next year’s proxy statement, the proposal must be received by us no later than December 25, 2009 and otherwise comply with SEC rules. Failure to otherwise comply with SEC rules will cause the proposal to be excluded from the proxy materials. All notices must be submitted to Paul R. Lovejoy, Senior Vice President, General Counsel and Secretary, UAL Corporation — HDQLD, 77 W. Wacker Drive, Chicago, Illinois 60601.

Additionally, we must receive notice of any stockholder proposal to be submitted at next year’s annual meeting of stockholders (but not required to be included in the related proxy statement) by February 11, 2010, or such proposal will be considered untimely pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

To propose business or nominate a director at the 2010 annual meeting, proper notice must be submitted by a stockholder of record no later than February 11, 2010 in accordance with our Bylaws. The notice must contain the information required by the Bylaws. No business proposed by a stockholder can be transacted at the annual meeting, and no nomination by a stockholder will be considered, unless the notice satisfies the requirements of the Bylaws. If we do not receive notice of any other matter that you wish to raise at the annual meeting in 2010 on or before February 11, 2010, our Bylaws provide that the matter shall not be transacted and the nomination shall not be considered.

ANNUAL REPORT

A copy of our Annual Report for the year ended December 31, 2008, has been made available to you on or about April 24, 2009 with this Proxy Statement and is available at http://www.edocumentview.com/uaua. Additional copies of the Annual Report and this Notice of Annual Meeting and Proxy Statement, and accompanying proxy card may be obtained from our Corporate Secretary at UAL Corporation, 77 W. Wacker Drive, Chicago, Illinois 60601.

COPIES OF OUR FORM 10-K FILED WITH THE SEC MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO UAL CORPORATION, C/O THE CORPORATE SECRETARY’S OFFICE — HDQLD, 77 W. WACKER DRIVE, CHICAGO, ILLINOIS 60601. YOU CAN ALSO OBTAIN A COPY OF OUR FORM 10-K AND OTHER PERIODIC FILINGS AT THE COMPANY’S WEBSITE OR FROM THE SEC’S EDGAR DATABASE AT WWW.SEC.GOV.

OTHER BUSINESS

Management knows of no other matters to be brought before the Annual Meeting. It is the case, however, that the enclosed proxy card grants the persons named in the proxy card the authority to vote on all other matters properly presented at the Annual Meeting in accordance with their best judgment.

Proxy/Voting Instruction Card
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy or voting instructions, you may choose one of the two methods outlined below to vote your proxy or direct the trustee as to shares held in your 401(k) plan. You can save our Company money by using the Internet.
Internet
•	Log on to the Internet and go to http://www.envisionreports.com/uaua

•	Follow the steps outlined on the secured website.
Telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.
* Proxies submitted by Internet or telephone must be received by 12:00 midnight, central standard time, on June 9, 2009. Voting instructions to the trustee of the United 401(k) plans submitted by Internet or telephone must be received by 12:00 midnight, central standard time, on June 5, 2009.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
X

Annual Meeting Proxy/Voting Instruction Card	[control #]

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A	Management Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2

1. Election of Directors

	For	Withhold		For	Withhold			For	Withhold
01 - Richard J. Almeida	[ ]	[ ]	02 - Mary K. Bush	[ ]	[ ]		03 - W. James Farrell	[ ]	[ ]

	For	Withhold		For	Withhold			For	Withhold
04 - Walter Isaacson	[ ]	[ ]	05 - Robert D. Krebs	[ ]	[ ]		06 - Robert S. Miller	[ ]	[ ]

	For	Withhold		For	Withhold			For	Withhold
07 - James J. O’Connor	[ ]	[ ]	08 - Glenn F. Tilton	[ ]	[ ]		09 - David J. Vitale	[ ]	[ ]

	For	Withhold
10 - John H. Walker	[ ]	[ ]

				For	Against	Abstain
2. Ratification of Appointment of Independent Registered Public Accountants				[ ]	[ ]	[ ]
B	Non-Voting Items

Change of Address – Please print new address below
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

2009 Annual Meeting Admission Ticket
Annual Meeting of Stockholders of UAL Corporation
Thursday, June 11, 2009
9:00 a.m., Central Standard Time
United Airlines Education & Training Center
1200 E. Algonquin Road
Elk Grove Village, Illinois 60007

Parking will be available off Linneman Road, between Dempster and Algonquin Road. A shuttle will be provided from the parking area to the Annual Meeting Entrance.
Doors will open for registration at 8:00 a.m.
Upon arrival, you must present this admission ticket and valid picture identification at the registration desk to be admitted to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2009
* The Proxy Statement and 2008 Annual Report are available at http://www.envisionreports.com/uaua.

Annual Meeting Proxy/Voting Instruction Card – UAL Corporation

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Glenn F. Tilton, James J. O’Connor and W. James Farrell and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of UAL Corporation owned of record by the undersigned on the matters listed in this proxy and, in their discretion, on such other matters as may properly come before the 2009 Annual Meeting of Stockholders to be held at the United Airlines Training & Education Center, 1200 E. Algonquin Road, Elk Grove Village, Illinois, 60007 on June 11, 2009 at 9:00 a.m., central standard time, and at any adjournments or postponements thereof, unless otherwise specified herein. This proxy when properly executed will be voted in the manner directed. If no direction is made, this proxy will be voted FOR proposals 1 and 2. In their discretion, the proxies are authorized to vote upon other business as may properly come before the Annual Meeting.
EMPLOYEES/PARTICIPANTS HOLDING SHARES IN UNITED AIRLINES 401(K) PLANS: This card constitutes your voting instructions to Bank of America, National Association or its successor, as trustee under the United Airlines 401(k) plans. By signing on the reverse side, you are instructing the trustee to vote all shares of common stock of UAL Corporation held in the 401(k) plan for which you may give voting instructions on the matters listed on the reverse side of this proxy card and to act in its discretion upon other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof, all as set forth in the Notice to Plan Participants dated April 30, 2009. Your voting instructions to the trustee are confidential. If properly executed and timely received, the voting instruction card will constitute a direction to the trustee to vote in the matter directed. In its discretion, the trustee is authorized to vote upon other business as may properly come before the Annual Meeting. If no choice is made or no timely direction is received, the trustee will vote your shares in proportion to allocated shares in such plan for which instructions are received, subject to applicable law.
You are encouraged to specify your choices by marking the appropriate box on the reverse side, but you need not mark any boxes if you wish to vote or instruct the trustee in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares, and the trustee cannot ensure that your instructions are tabulated, unless you vote or instruct the trustee by phone, Internet or sign and return this card prior to midnight, central standard time, on Tuesday, June 9, 2009 or Friday, June 5, 2009, respectively.
TO BE SIGNED AND DATED ON THE REVERSE SIDE